File No. 812-15711

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

In the Matter of the Application of:

Goldman Sachs BDC, Inc., Silver Capital Holdings LLC, Goldman Sachs Private Middle Market Credit II LLC, Goldman Sachs Middle Market Lending Corp. II, Phillip Street Middle Market Lending Fund LLC, Goldman Sachs Private Credit Corp., West Bay BDC LLC, BDC Blocker I, LLC, GSBD Blocker II, LLC, GSBD Blocker III LLC, GSBD Blocker IV LLC, GSBD Wine I, LLC, GSBD Blocker V, LLC, GSBD Blocker VI, LLC, MMLC Blocker I, LLC, MMLC Blocker II, LLC, MMLC Blocker III, LLC, MMLC Wine I, LLC, Goldman Sachs Private Middle Market Credit SPV LLC, Goldman Sachs Private Middle Market Credit SPV II LLC, PMMC Blocker I, LLC, PMMC Blocker II, LLC, PMMC Blocker III, LLC, PMMC Wine I, LLC, Goldman Sachs Private Middle Market Credit II SPV LLC, Goldman Sachs Private Middle Market Credit II SPV II LLC, PMMC II Blocker III LLC, PMMC II Blocker IV LLC, PMMC II Blocker V LLC, PMMC II Blocker VI, LLC, PMMC II Blocker VII, LLC, MMLC II Blocker I, LLC, MMLC II Blocker II, LLC, Phillip Street Middle Market Lending Investments LLC, Phillip Street Middle Market Lending Investment Holdings LLC, PSLF Blocker I, LLC, GS Private Credit SPV Public I LLC, GSCR Blocker I, LLC, GSCR Mott Street SPV LLC, Goldman Sachs Asset Management, L.P., Senior Credit Fund (UCR) LLC, Senior Credit Fund (UCR) SPV LLC, Aegis Senior Credit SPV LLC, Insurance Private Credit I LLC, Insurance Private Credit II LLC, Insurance Private Credit III LLC, Insurance Private Credit IV LLC, Senior Credit Fund (Series G) LP, Senior Credit Fund (Series G) Foreign Income Blocker LLC, Broad Street Loan Partners IV Offshore, SLP, Broad Street Loan Partners IV Offshore – Unlevered, SLP, Broad Street Loan Partners IV Offshore –Unlevered B, SLP, West Street Senior Credit Partners III, L.P., GS Mezzanine Partners VII, L.P., GS Mezzanine Partners VII Offshore, L.P., GS Mezzanine Partners VII Offshore Treaty, L.P., West Street Climate Credit (DEL) LP, West Street Climate Credit LP, West Street Climate Credit SLP, West Street Climate Credit Treaty SLP, West Street Climate Credit Treaty Unlevered SLP, West Street Teno Partners, SLP, Broad Street Teno Partners, S.à r.l., West Street Generali Partners, SLP, West Street Generali Partners II, SLP, West Street Generali Partners II, S.à r.l., West Street PKA Partners, SLP, West Street PKA Partners, S.à r.l., West Street EP, L.P., West Street EP, S.à r.l., West Street GCPD Partners, L.P., West Street GCPD Partners, S.à r.l., Broad Street VG Partners, SLP, Broad Street VG Partners, S.à r.l., Broad Street Danish Credit Partners, L.P., West Street Private Credit Partners (A), LP, West Street Private Credit Partners (O), L.P., West Street Private Credit Partners (O) Investments, L.P., West Street Private Credit Partners (O) Holding Ltd, West Street Private Credit Partners (O), S.à r.l., West Street TFL Credit Partners, SLP, West Street NJ Private Credit Partners LP, West Street NJ Private Credit Partners Investments LLC, West Street NJ Private Credit Partners Investment Holdings LLC, West Street NJ Private Credit Partners, S.à r.l., West Street Mezzanine Partners VIII Offshore Feeder, L.L.C., West Street Mezzanine Partners VIII Offshore Feeder B, L.P., West Street Mezzanine Partners VIII Unlevered, SLP, West Street Mezzanine Partners VIII Unlevered II, SLP, West Street Mezzanine Partners VIII Unlevered III, SLP, West Street Mezzanine Partners VIII Treaty, SLP, West Street Mezzanine Partners VIII Europe, SLP, West Street Mezzanine Co-Investment Partners (C), L.P., West Street Mezzanine Co-Investment Partners (G) LP, West Street Mezzanine Co-Investment Partners (K), L.P., West Street Mezzanine Co-Investment Partners VIII Offshore (BIC), L.P., West Street Mezzanine Co-Investment Partners (N), L.P., West Street LP V Co-Investment Partners (C), L.P., West Street (Q) Private Credit Partners, L.P., West Street KFA Partners, LLC, West Street MIC Asia Partners LP, West Street Texas Partners II, L.P., West Street European Middle Market Credit Fund, SLP, West Street European Middle Market Credit Fund Unlevered, SLP, WSMP Co-Investment Partners (BIC) Jersey Limited, WSMP Co-Investment Partners (BIC), S.à r.l., WSMP Co-Investment Partners (BIC), SLP, WSMP Co-Invest Partners (K), S.à r.l., West Street Mezzanine Co-Investment Partners Unlevered (A), SLP, WSMP VIII Investments A, SLP, WSMP VIII Investment Holdings A, L.P., WSMP VIII Investments B, LLC, WSMP VIII Investment Holdings B, L.P., WSMP VIII Investments C, SLP, WSMP VIII Investment Holdings C, L.P., WSMP VIII Investments D, LLC, WSMP VIII Investment Holdings D, L.P., WSMP VIII Investments E, SCSP, WSMP VIII Investments F, SCSP, WSMP VIII Investments

H, SCSP, WSMP VIII Investments I, SCSP, WSMP VIII Investments J, LP, WSMP VIII Investments K, LP, WSMP VIII Investments L, SLP, WSMP VIII Investments M S.à r.l., WSMP VIII Investments N S.à r.l., WSMP VIII Investments O S.à r.l., WSMP VIII Investments P S.à r.l., WSMP VIII Investments Q, LLC, WSMP VIII Investments R, LLC, WSMP VIII Investments S, LLC, WSMP VIII Investments T, SLP, WSMP VIII Investments U, LP, WSMP VIII Investments V, SLP, WSMP VIII Offshore Investments, SLP, West Street Private Markets 2023, L.P., West Street Private Markets 2023 Offshore, SLP, West Street Credit Co-Investment Partners (I), L.P., West Street Loan Partners V, SLP, West Street Loan Partners V—Unlevered, SLP, West Street Loan Partners V Europe, SLP, West Street Loan Partners V Offshore Europe (USD), L.P., West Street Loan Partners V Offshore Europe (EUR), L.P., West Street Loan Partners V Europe (EUR)—Unlevered, SLP, West Street Loan Partners V Europe (EUR) – Unlevered II, SLP, West Street Credit Partners (ACA), SLP, West Street Asia Private Credit Partners (O), LP, West Street Asia Private Credit Partner (O) Hedge SPV L.P., West Street Asia Private Credit Partners (O) Pte. Ltd., West Street PKA Partners II, SLP, West Street Private Markets 2024, L.P., West Street Private Markets 2024 Offshore, L.P., West Street Private Markets 2024 Luxembourg, SLP, Broad Street Senior Credit Partners II Employee Fund, L.P., West Street Senior Credit Partners III Employee Fund, L.P., West Street Senior Credit Partners III Employee UK Offshore, L.P., GS Mezzanine Partners VII MBD Fund, L.P., GS Mezzanine Partners VII MBD Offshore Fund, L.P., GS Mezzanine Partners VII Employee Offshore Fund, L.P., GS Mezzanine Partners VII Employee Fund, L.P., West Street Strategic Solutions MBD Fund I, L.P., West Street Strategic Solutions MBD Offshore Fund I, L.P., West Street Strategic Solutions Employee Fund I, L.P., West Street Strategic Solutions Employee Offshore Fund I, L.P., Broad Street Credit Holdings LLC, Goldman Sachs Specialty Lending Group, L.P., Goldman Sachs Bank USA, Broad Street Principal Investments, L.L.C., Special Situations Investing Group II, LLC, GS Fund Holdings L.L.C.

200 West Street, 15th Floor

New York, NY 10282

AMENDMENT NO. 3 TO THE APPLICATION FOR AN ORDER PURSUANT TO SECTIONS 17(d) AND 57(i) OF THE INVESTMENT COMPANY ACT OF 1940 AND RULE 17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940 PERMITTING CERTAIN JOINT TRANSACTIONS OTHERWISE PROHIBITED BY SECTIONS 17(d) AND 57(a)(4) OF AND RULE 17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940

All Communications, Notices and Orders to:

David Plutzer, Esq.

Goldman Sachs Asset Management, L.P.

200 West Street, 15th Floor

New York, NY 10282

(212) 902-1000

Copies to:

Margery K. Neale, Esq. Michael A. DeNiro, Esq. Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, NY 10019 (212) 728-8000	Thomas J. Friedmann, Esq. Dechert LLP One International Place 40th Floor 100 Oliver Street Boston, MA 02110 (617) 728-7100	Cynthia M. Krus, Esq. Eversheds Sutherland (US) LLP 700 Sixth Street, N.W. Washington, D.C. 20001 (202) 383-0100

April 24, 2025

UNITED STATES OF AMERICA

BEFORE THE

SECURITIES AND EXCHANGE COMMISSION

:
IN THE MATTER OF	:	AMENDMENT NO. 3 TO THE APPLICATION FOR AN ORDER PURSUANT TO SECTIONS 17(d) AND 57(i) OF THE INVESTMENT COMPANY ACT OF 1940 AND RULE 17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940 PERMITTING CERTAIN JOINT TRANSACTIONS OTHERWISE PROHIBITED BY SECTIONS 17(d) AND 57(a)(4) OF AND RULE 17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940
:
GOLDMAN SACHS BDC, INC., SILVER CAPITAL HOLDINGS LLC, GOLDMAN SACHS PRIVATE MIDDLE MARKET CREDIT II LLC, GOLDMAN SACHS MIDDLE MARKET LENDING CORP. II, PHILLIP STREET MIDDLE MARKET LENDING FUND LLC, GOLDMAN SACHS PRIVATE CREDIT CORP., WEST BAY BDC LLC, BDC BLOCKER I, LLC, GSBD BLOCKER II, LLC, GSBD BLOCKER III LLC, GSBD BLOCKER IV LLC, GSBD WINE I, LLC, GSBD BLOCKER V, LLC, GSBD BLOCKER VI, LLC, MMLC BLOCKER I, LLC, MMLC BLOCKER II, LLC, MMLC BLOCKER III, LLC, MMLC WINE I, LLC, GOLDMAN SACHS PRIVATE MIDDLE MARKET CREDIT SPV LLC, GOLDMAN SACHS PRIVATE MIDDLE MARKET CREDIT SPV II LLC, PMMC BLOCKER I, LLC, PMMC BLOCKER II, LLC, PMMC BLOCKER III, LLC, PMMC WINE I, LLC, GOLDMAN SACHS PRIVATE MIDDLE MARKET CREDIT II SPV LLC, GOLDMAN SACHS PRIVATE MIDDLE MARKET CREDIT II SPV II LLC, PMMC II BLOCKER III LLC, PMMC II BLOCKER IV LLC, PMMC II BLOCKER V LLC, PMMC II BLOCKER VI, LLC, PMMC II BLOCKER VII, LLC, MMLC II BLOCKER I, LLC, MMLC II BLOCKER II, LLC, PHILLIP STREET MIDDLE MARKET LENDING INVESTMENTS LLC, PHILLIP STREET MIDDLE MARKET LENDING INVESTMENT HOLDINGS LLC, PSLF BLOCKER I, LLC, GS PRIVATE CREDIT SPV PUBLIC I LLC, GSCR BLOCKER I, LLC, GSCR MOTT STREET SPV LLC, GOLDMAN SACHS ASSET MANAGEMENT, L.P., SENIOR CREDIT FUND (UCR) LLC, SENIOR CREDIT FUND (UCR) SPV LLC, AEGIS SENIOR CREDIT SPV LLC, INSURANCE PRIVATE CREDIT I LLC, INSURANCE PRIVATE CREDIT II LLC, INSURANCE PRIVATE CREDIT III LLC, INSURANCE PRIVATE CREDIT IV LLC, SENIOR CREDIT FUND (SERIES G) LP, SENIOR CREDIT FUND (SERIES G) FOREIGN INCOME BLOCKER LLC, BROAD STREET LOAN PARTNERS IV OFFSHORE, SLP, BROAD STREET LOAN PARTNERS IV OFFSHORE – UNLEVERED, SLP, BROAD STREET LOAN PARTNERS IV OFFSHORE –UNLEVERED B, SLP, WEST STREET SENIOR CREDIT PARTNERS III, L.P., GS MEZZANINE PARTNERS VII, L.P., GS MEZZANINE PARTNERS VII OFFSHORE, L.P., GS MEZZANINE PARTNERS VII OFFSHORE TREATY, L.P., WEST STREET CLIMATE CREDIT (DEL) LP, WEST STREET CLIMATE CREDIT LP, WEST STREET CLIMATE CREDIT SLP, WEST STREET CLIMATE CREDIT TREATY SLP, WEST STREET CLIMATE CREDIT TREATY UNLEVERED SLP, WEST STREET TENO PARTNERS, SLP, BROAD STREET TENO PARTNERS, S.À R.L., WEST STREET GENERALI PARTNERS, SLP, WEST STREET GENERALI PARTNERS II, SLP, WEST STREET GENERALI PARTNERS II, S.À R.L., WEST STREET	:

PKA PARTNERS, SLP, WEST STREET PKA PARTNERS, S.À R.L., WEST STREET EP, L.P., WEST STREET EP, S.À R.L., WEST STREET GCPD PARTNERS, L.P., WEST STREET GCPD PARTNERS, S.À R.L., BROAD STREET VG PARTNERS, SLP, BROAD STREET VG PARTNERS, S.À R.L., BROAD STREET DANISH CREDIT PARTNERS, L.P., WEST STREET PRIVATE CREDIT PARTNERS (A), LP, WEST STREET PRIVATE CREDIT PARTNERS (O), L.P., WEST STREET PRIVATE CREDIT PARTNERS (O) INVESTMENTS, L.P., WEST STREET PRIVATE CREDIT PARTNERS (O) HOLDING LTD, WEST STREET PRIVATE CREDIT PARTNERS (O), S.À R.L., WEST STREET TFL CREDIT PARTNERS, SLP, WEST STREET NJ PRIVATE CREDIT PARTNERS LP, WEST STREET NJ PRIVATE CREDIT PARTNERS INVESTMENTS LLC, WEST STREET NJ PRIVATE CREDIT PARTNERS INVESTMENT HOLDINGS LLC, WEST STREET NJ PRIVATE CREDIT PARTNERS, S.À R.L., WEST STREET MEZZANINE PARTNERS VIII OFFSHORE FEEDER, L.L.C., WEST STREET MEZZANINE PARTNERS VIII OFFSHORE FEEDER B, L.P., WEST STREET MEZZANINE PARTNERS VIII UNLEVERED, SLP, WEST STREET MEZZANINE PARTNERS VIII UNLEVERED II, SLP, WEST STREET MEZZANINE PARTNERS VIII UNLEVERED III, SLP, WEST STREET MEZZANINE PARTNERS VIII TREATY, SLP, WEST STREET MEZZANINE PARTNERS VIII EUROPE, SLP, WEST STREET MEZZANINE CO-INVESTMENT PARTNERS (C), L.P., WEST STREET MEZZANINE CO-INVESTMENT PARTNERS (G) LP, WEST STREET MEZZANINE CO-INVESTMENT PARTNERS (K), L.P., WEST STREET MEZZANINE CO-INVESTMENT PARTNERS VIII OFFSHORE (BIC), L.P., WEST STREET MEZZANINE CO-INVESTMENT PARTNERS (N), L.P., WEST STREET LP V CO-INVESTMENT PARTNERS (C), L.P., WEST STREET (Q) PRIVATE CREDIT PARTNERS, L.P., WEST STREET KFA PARTNERS, LLC, WEST STREET MIC ASIA PARTNERS LP, WEST STREET TEXAS PARTNERS II, L.P., WEST STREET EUROPEAN MIDDLE MARKET CREDIT FUND, SLP, WEST STREET EUROPEAN MIDDLE MARKET CREDIT FUND UNLEVERED, SLP, WSMP CO-INVESTMENT PARTNERS (BIC) JERSEY LIMITED, WSMP CO-INVESTMENT PARTNERS (BIC), S.À R.L., WSMP CO-INVESTMENT PARTNERS (BIC), SLP, WSMP CO-INVEST PARTNERS (K), S.À R.L., WEST STREET MEZZANINE CO-INVESTMENT PARTNERS UNLEVERED (A), SLP, WSMP VIII INVESTMENTS A, SLP, WSMP VIII INVESTMENT HOLDINGS A, L.P., WSMP VIII INVESTMENTS B, LLC, WSMP VIII INVESTMENT HOLDINGS B, L.P., WSMP VIII INVESTMENTS C, SLP, WSMP VIII INVESTMENT HOLDINGS C, L.P., WSMP VIII INVESTMENTS D, LLC, WSMP VIII INVESTMENT HOLDINGS D, L.P., WSMP VIII INVESTMENTS E, SCSP, WSMP VIII INVESTMENTS F, SCSP, WSMP VIII INVESTMENTS H, SCSP, WSMP VIII

INVESTMENTS I, SCSP, WSMP VIII INVESTMENTS J, LP, WSMP VIII INVESTMENTS K, LP, WSMP VIII INVESTMENTS L, SLP, WSMP VIII INVESTMENTS M S.À R.L., WSMP VIII INVESTMENTS N S.À R.L., WSMP VIII INVESTMENTS O S.À R.L., WSMP VIII INVESTMENTS P S.À R.L., WSMP VIII INVESTMENTS Q, LLC, WSMP VIII INVESTMENTS R, LLC, WSMP VIII INVESTMENTS S, LLC, WSMP VIII INVESTMENTS T, SLP, WSMP VIII INVESTMENTS U, LP, WSMP VIII INVESTMENTS V, SLP, WSMP VIII OFFSHORE INVESTMENTS, SLP, WEST STREET PRIVATE MARKETS 2023, L.P., WEST STREET PRIVATE MARKETS 2023 OFFSHORE, SLP, WEST STREET CREDIT CO-INVESTMENT PARTNERS (I), L.P., WEST STREET LOAN PARTNERS V, SLP, WEST STREET LOAN PARTNERS V—UNLEVERED, SLP, WEST STREET LOAN PARTNERS V EUROPE, SLP, WEST STREET LOAN PARTNERS V OFFSHORE EUROPE (USD), L.P., WEST STREET LOAN PARTNERS V OFFSHORE EUROPE (EUR), L.P., WEST STREET LOAN PARTNERS V EUROPE (EUR)—UNLEVERED, SLP, WEST STREET LOAN PARTNERS V EUROPE (EUR) – UNLEVERED II, SLP, WEST STREET CREDIT PARTNERS (ACA), SLP, WEST STREET ASIA PRIVATE CREDIT PARTNERS (O), LP, WEST STREET ASIA PRIVATE CREDIT PARTNER (O) HEDGE SPV L.P., WEST STREET ASIA PRIVATE CREDIT PARTNERS (O) PTE. LTD., WEST STREET PKA PARTNERS II, SLP, WEST STREET PRIVATE MARKETS 2024, L.P., WEST STREET PRIVATE MARKETS 2024 OFFSHORE, L.P., WEST STREET PRIVATE MARKETS 2024 LUXEMBOURG, SLP, BROAD STREET SENIOR CREDIT PARTNERS II EMPLOYEE FUND, L.P., WEST STREET SENIOR CREDIT PARTNERS III EMPLOYEE FUND, L.P., WEST STREET SENIOR CREDIT PARTNERS III EMPLOYEE UK OFFSHORE, L.P., GS MEZZANINE PARTNERS VII MBD FUND, L.P., GS MEZZANINE PARTNERS VII MBD OFFSHORE FUND, L.P., GS MEZZANINE PARTNERS VII EMPLOYEE OFFSHORE FUND, L.P., GS MEZZANINE PARTNERS VII EMPLOYEE FUND, L.P., WEST STREET STRATEGIC SOLUTIONS MBD FUND I, L.P., WEST STREET STRATEGIC SOLUTIONS MBD OFFSHORE FUND I, L.P., WEST STREET STRATEGIC SOLUTIONS EMPLOYEE FUND I, L.P., WEST STREET STRATEGIC SOLUTIONS EMPLOYEE OFFSHORE FUND I, L.P., BROAD STREET CREDIT HOLDINGS LLC, GOLDMAN SACHS SPECIALTY LENDING GROUP, L.P., GOLDMAN SACHS BANK USA, BROAD STREET PRINCIPAL INVESTMENTS, L.L.C., SPECIAL SITUATIONS INVESTING GROUP II, LLC AND GS FUND HOLDINGS L.L.C.

200 West Street, 15th Floor	:
New York, NY 10282	:
:
File No. 812-15711	:
:

I. SUMMARY OF APPLICATION

The following entities hereby request an order (the “Order”) of the U.S. Securities and Exchange Commission (the “SEC” or “Commission”) under Section 57(i) of the Investment Company Act of 1940, as amended (the “1940 Act”),1 and Rule 17d-1, permitting certain joint transactions otherwise prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 thereunder. The Order would supersede the exemptive order issued by the Commission on June 25, 2024 (the “Prior Order”)2 that was granted pursuant to Sections 57(a)(4), 57(i) and Rule 17d-1, with the result that no person will continue to rely on the Prior Order if the Order is granted.

•

Goldman Sachs BDC, Inc. (“GSBD”), a Delaware corporation which is an externally managed, closed-end management investment company that has elected to be regulated as a business development company (“BDC”) under the 1940 Act;

•

BDC Blocker I, LLC, GSBD Blocker II, LLC, GSBD Blocker III LLC, GSBD Blocker IV LLC, GSBD Wine I, LLC, GSBD Blocker V, LLC, GSBD Blocker VI, LLC, MMLC Blocker I, LLC, MMLC Blocker II, LLC, MMLC Blocker III, LLC and MMLC Wine I, LLC (together, the “GSBD Subs”), each a Wholly-Owned Investment Sub (as defined below) of GSBD;

•

Silver Capital Holdings LLC (“SCH”), a Delaware limited liability company which is an externally managed, closed-end management investment company that has elected to be regulated as a BDC under the 1940 Act;

•

Goldman Sachs Private Middle Market Credit SPV LLC, Goldman Sachs Private Middle Market Credit SPV II LLC, PMMC Blocker I, LLC, PMMC Blocker II, LLC, PMMC Blocker III, LLC and PMMC Wine I, LLC (together, the “SCH Subs”), each a Wholly-Owned Investment Sub of SCH;

•

Goldman Sachs Private Middle Market Credit II LLC (“PMMC II”), a Delaware limited liability company which is an externally managed, closed-end management investment company that has elected to be regulated as a BDC under the 1940 Act;

•

Goldman Sachs Private Middle Market Credit II SPV LLC, Goldman Sachs Private Middle Market Credit II SPV II LLC, PMMC II Blocker III LLC, PMMC II Blocker IV LLC, PMMC II Blocker V LLC, PMMC II Blocker VI, LLC and PMMC II Blocker VII, LLC (together, the “PMMC II Subs”), each a Wholly-Owned Investment Sub of PMMC II;

•

Goldman Sachs Middle Market Lending Corp. II (“MMLC II”), a Delaware corporation which is an externally managed, closed-end management investment company that has elected to be regulated as a BDC under the 1940 Act;

•	MMLC II Blocker I, LLC and MMLC II Blocker II, LLC (together, the “MMLC II Subs”), each a Wholly-Owned Investment Sub of MMLC II;

•

Phillip Street Middle Market Lending Fund LLC (“PSLF”), a Delaware limited liability company which is an externally managed, closed-end management investment company that has elected to be regulated as a BDC under the 1940 Act;

•

Phillip Street Middle Market Lending Investments LLC, Phillip Street Middle Market Lending Investment Holdings LLC and PSLF Blocker I, LLC (together, the “PSLF Subs”), each a Wholly-Owned Investment Sub of PSLF;

[1]	Unless otherwise indicated, all section and rule references herein are to the 1940 Act and rules promulgated thereunder.
[2]

See Goldman Sachs BDC, Inc., et al. (File No. 812-15434) 1940 Act Rel. Nos. 35191A (May 31, 2024) (notice) and 35218 (June 25, 2024) (order). The Prior Order amended a prior order that was issued by the Commission on November 16, 2022. See Goldman Sachs BDC, Inc., et al. (File No. 812-15237) 1940 Act Rel. Nos. 34533 (March 15, 2022) (notice) and 34753 (November 16, 2022) (order).

•

Goldman Sachs Private Credit Corp. (“GSPC”), a Delaware corporation which is an externally managed, closed-end management investment company that has elected to be regulated as a BDC under the 1940 Act;

•

GS Private Credit SPV Public I LLC, GSCR Blocker I, LLC and GSCR Mott Street SPV LLC (the “GSPC Subs”and together with the GSBD Subs, the SCH Subs, the PMMC II Subs, the MMLC II Subs and the PSLF Subs, the “Company Subs”), each a Wholly-Owned Investment Sub of GSPC;

•

West Bay BDC LLC (“West Bay BDC” and together with GSBD, SCH, PMMC II, MMLC II, PSLF and GSPC, the “Existing Regulated Funds”), a Delaware limited liability company which is an externally managed, closed-end management investment company that has elected to be regulated as a BDC under the 1940 Act;

•

Goldman Sachs Asset Management, L.P. (“GSAM”), an investment adviser registered with the Commission under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), which serves as investment adviser to each of the Existing Regulated Funds; and

•	The Affiliated Entities[3] set forth in Appendix A hereto (each, an “Existing Affiliated Entity,” and collectively, the “Existing Affiliated Entities”).

The Existing Regulated Funds, the Company Subs, GSAM and the Existing Affiliated Entities may be referred to herein as the “Applicants.”4

[3]

“Affiliated Entity” means an entity not controlled by a Regulated Fund that intends to engage in Co-Investment Transactions and that is (a) with respect to a Regulated Fund, another Regulated Fund; (b) an Adviser or its affiliates (other than an open-end investment company registered under the 1940 Act), and any direct or indirect, wholly- or majority-owned subsidiary of an Adviser or its affiliates (other than of an open-end investment company registered under the 1940 Act), that is participating in a Co-Investment Transaction in a principal capacity; or (c) any entity that would be an investment company but for Section 3(c) of the 1940 Act or Rule 3a-7 thereunder and whose investment adviser is an Adviser.

To the extent that an entity described in clause (b) is not advised by an Adviser, such entity shall be deemed to be an Adviser for purposes of the conditions.
[4]

All existing entities that currently intend to rely upon the requested Order have been named as Applicants. Any other existing or future entity that subsequently relies on the Order will comply with the terms and conditions of the Application.

The relief requested in this application for the Order (the “Application”) would allow a Regulated Fund5 and one or more Affiliated Entities to engage in Co-Investment Transactions6 subject to the terms and conditions described herein. The Regulated Funds and Affiliated Entities that participate in a Co-Investment Transaction are collectively referred to herein as “Participants.”7 The Applicants do not seek relief for transactions effected consistent with Commission staff no-action positions.8

[5]

“Regulated Fund” means the Existing Regulated Funds and any Future Regulated Funds. “Future Regulated Fund” means an entity (a) that is a closed-end management investment company registered under the 1940 Act, or a closed-end management investment company that has elected to be regulated as a business development company under the 1940 Act, (b) whose (1) primary investment adviser or (2) sub-adviser is an Adviser (as defined below) and (c) that intends to engage in Co-Investment Transactions. If an Adviser serves as sub-adviser to a Regulated Fund whose primary adviser is not also an Adviser, such primary adviser shall be deemed to be an Adviser with respect to conditions 3 and 4 only.

The term Regulated Fund also includes (a) any Wholly-Owned Investment Sub (as defined below) of a Regulated Fund, (b) any Joint Venture (as defined below) of a Regulated Fund, and (c) any BDC Downstream Fund (as defined below) of a Regulated Fund that is a business development company. “Wholly-Owned Investment Sub” means an entity: (a) that is a “wholly-owned subsidiary” (as defined in Section 2(a)(43) of the 1940 Act) of a Regulated Fund; (b) whose sole business purpose is to hold one or more investments and which may issue debt on behalf or in lieu of such Regulated Fund; and (c) is not a registered investment company or a business development company. “Joint Venture” means an unconsolidated joint venture subsidiary of a Regulated Fund, in which all portfolio decisions, and generally all other decisions in respect of such joint venture, must be approved by an investment committee consisting of representatives of the Regulated Fund and the unaffiliated joint venture partner (with approval from a representative of each required). “BDC Downstream Fund” means an entity (a) directly or indirectly controlled by a Regulated Fund that is a business development company, (b) that is not controlled by any person other than the Regulated Fund (except a person that indirectly controls the entity solely because it controls the Regulated Fund), (c) that would be an investment company but for Section 3(c)(1) or 3(c)(7) of the 1940 Act, (d) whose investment adviser is an Adviser and (e) that is not a Wholly-Owned Investment Sub.

In the case of a Wholly-Owned Investment Sub that does not have a chief compliance officer or a Board, the chief compliance officer and Board of the Regulated Fund that controls the Wholly-Owned Investment Sub will be deemed to serve those roles for the Wholly-Owned Investment Sub. In the case of a Joint Venture or a BDC Downstream Fund (as applicable) that does not have a chief compliance officer or a Board, the chief compliance officer of the Regulated Fund will be deemed to be the Joint Venture’s or BDC Downstream Fund’s chief compliance officer, and the Joint Venture’s or BDC Downstream Fund’s investment committee will be deemed to be the Joint Venture’s or BDC Downstream Fund’s Board.

[6]	“Co-Investment Transaction” means the acquisition or Disposition of securities of an issuer in a transaction effected in reliance on the Order or previously granted relief.
[7]	“Adviser” means GSAM and any other investment adviser controlling, controlled by, or under common control with GSAM. The term “Adviser” also includes any internally-managed Regulated Fund.
[8]	See, e.g., Massachusetts Mutual Life Insurance Co. (pub. avail. June 7, 2000), Massachusetts Mutual Life Insurance Co. (pub. avail. July 28, 2000) and SMC Capital, Inc. (pub. avail. Sept. 5, 1995).

II. GENERAL DESCRIPTION OF THE APPLICANTS

A.	Goldman Sachs BDC, Inc.

GSBD was organized on September 26, 2012 as Goldman Sachs Liberty Harbor Capital, LLC, a Delaware limited liability company, and commenced operations on November 15, 2012. On March 29, 2013, GSBD filed an election to be treated as a BDC under the 1940 Act. On April 1, 2013, GSBD converted to a Delaware corporation and changed its name to Goldman Sachs BDC, Inc. GSBD has elected to be treated as a regulated investment company (“RIC”) under Subchapter M of the Code, and intends to continue to so qualify for so long as it maintains its BDC status. GSBD’s principal place of business is 200 West Street, New York, NY 10282.

GSBD’s investment objective is to generate current income and, to a lesser extent, capital appreciation primarily through direct originations of secured debt, including first lien, first lien/last-out unitranche and second lien debt, and unsecured debt, including mezzanine debt, as well as through select equity investments.

GSBD has a seven-member board (the “GSBD Board”), of which six members are not “interested persons” of GSBD within the meaning of Section 2(a)(19) of the 1940 Act.9

B.	Silver Capital Holdings LLC

SCH was organized on December 23, 2015 as Goldman Sachs Private Middle Market Credit LP, a Delaware limited partnership. On April 4, 2016, SCH converted into a limited liability company, at which time its name was changed to Goldman Sachs Private Middle Market Credit LLC. SCH filed an election to be treated as a BDC under the 1940 Act on July 13, 2016. On December 17, 2024, SCH changed its name to Silver Capital Holdings LLC. SCH has elected to be treated as a RIC under Subchapter M of the Code, and intends to continue to so qualify for so long as it maintains BDC status. SCH’s principal place of business is 200 West Street, New York, NY 10282.

SCH’s investment objective is to generate current income and, to a lesser extent, capital appreciation, primarily through investing in first lien, first lien/last-out unitranche and second lien debt, and unsecured debt, including mezzanine debt, as well as through select equity investments, primarily through direct originations.

SCH has a four-member board (the “SCH Board”), of which three members are not “interested persons” of SCH within the meaning of Section 2(a)(19) of the 1940 Act.

C.	Goldman Sachs Private Middle Market Credit II LLC

PMMC II was organized on December 20, 2018 and filed an election to be treated as a BDC under the 1940 Act on May 2, 2019. PMMC II has elected to be treated as a RIC under Subchapter M of the Code, and intends to continue to so qualify for so long as it maintains BDC status. PMMC II’s principal place of business is 200 West Street, New York, NY 10282.

PMMC II’s investment objective is to generate current income and, to a lesser extent, capital appreciation, primarily through direct originations of secured debt, including first lien, first lien/last-out unitranche and second lien debt, and unsecured debt, including mezzanine debt, as well as through select equity investments.

PMMC II has a four-member board (the “PMMC II Board”), of which three members are not “interested persons” of PMMC II within the meaning of Section 2(a)(19) of the 1940 Act.

[9]	The Board of each Future Regulated Fund will consist of a majority of members who are not “interested persons” of such Future Regulated Fund within the meaning of Section 2(a)(19) of the 1940 Act.

D.	Goldman Sachs Middle Market Lending Corp. II

MMLC II was organized on February 21, 2020 as Goldman Sachs Middle Market Lending LLC II, a Delaware limited liability company. On November 23, 2021, MMLC II converted to a Delaware corporation, at which time its name was changed to Goldman Sachs Middle Market Lending Corp. II. MMLC II filed an election to be treated as a BDC under the 1940 Act on November 22, 2021. MMLC II has elected to be treated as a RIC under Subchapter M of the Code, and intends to continue to so qualify for so long as it maintains BDC status. MMLC II’s principal place of business is 200 West Street, New York, NY 10282.

MMLC II’s investment objective is to generate current income and, to a lesser extent, capital appreciation, primarily through direct originations of secured debt, including first lien, unitranche, including last-out portions of such loans, second lien debt, and unsecured debt, including mezzanine debt, as well as through select equity investments.

MMLC II has a six-member board (the “MMLC II Board”), of which five members are not “interested persons” of MMLC II within the meaning of Section 2(a)(19) of the 1940 Act.

E.	Phillip Street Middle Market Lending Fund LLC

PSLF is a Delaware limited liability company formed on July 13, 2022. PSLF has elected to be regulated as a BDC under the 1940 Act. In addition, PSLF has elected to be treated as a RIC under Subchapter M of the Code, commencing with its taxable year ended December 31, 2022. PSLF commenced operations on October 6, 2022. PSLF’s principal place of business is 200 West Street, New York, NY 10282.

PSLF’s investment objective is to generate current income and, to a lesser extent, capital appreciation primarily through direct originations of secured debt, including first lien, unitranche debt, including last out portions of such loans, and second lien debt, and unsecured debt, including mezzanine debt, as well as through select equity investments.

PSLF has a four-member board (the “PSLF Board”), of which three members are not “interested persons” of PSLF within the meaning of Section 2(a)(19) of the 1940 Act.

F.	Goldman Sachs Private Credit Corp.

GSPC is a Delaware corporation formed on March 25, 2022 that intends to elect to be treated, and expects to qualify annually, as a RIC under Subchapter M of the Code and has elected to be treated as a BDC under the 1940 Act. On April 6, 2023, GSPC elected to be regulated as a BDC, converted from a Delaware limited liability company into a Delaware corporation and commenced operations. GSPC’s principal place of business is 200 West Street, New York, NY 10282.

GSPC’s investment objective is to generate current income and, to a lesser extent, capital appreciation primarily through direct originations of secured debt, including first lien debt, unitranche debt, including last-out portions of such loans, second lien debt, and unsecured debt, including mezzanine debt, as well as through select equity investments. GSPC will also invest a portion of the portfolio in more liquid investments, such as broadly syndicated loans and other fixed-income securities, to provide the portfolio with additional liquidity.

GSPC has a seven-member board (the “GSPC Board”), of which six members are not “interested persons” of GSPC within the meaning of Section 2(a)(19) of the 1940 Act.

G.	West Bay BDC LLC

West Bay BDC is a Delaware limited liability company formed on February 26, 2024 that intends to elect to be treated, and expects to qualify annually, as a RIC under Subchapter M of the Code and has elected to be treated as a BDC under the 1940 Act. On September 23, 2024, West Bay BDC elected to be regulated as a BDC. West Bay BDC’s principal place of business is 200 West Street, New York, NY 10282.

West Bay BDC’s investment objective is to generate current income and, to a lesser extent, long-term capital appreciation, primarily through investments in directly originated, first lien senior secured, floating rate debt of companies located in the United States.

West Bay BDC has a four-member board (the “West Bay BDC Board” and, together with the GSBD Board, the SCH Board, the PMMC II Board, the MMLC II Board, the PSLF Board and the GSPC Board, the “Board”), of which three members are not “interested persons” of West Bay BDC within the meaning of Section 2(a)(19) of the 1940 Act.

H.	The Company Subs

Each of the Company Subs is a direct or indirect wholly-owned subsidiary of an Existing Regulated Fund whose sole business purpose is to hold one or more investments on behalf of such Existing Regulated Fund. Each Company Sub is a separate and distinct legal entity. The Company Subs have investment objectives and strategies that are substantially the same as, or a subset of, those of the applicable Existing Regulated Fund. The Company Subs are not registered under the 1940 Act because each Company Sub relies on the exclusion from the definition of “investment company” contained in Section 3(c)(7) of the 1940 Act.

I. Goldman Sachs Asset Management, L.P.

GSAM, a Delaware limited partnership that is registered with the Commission as an investment adviser under the Advisers Act, currently serves as each Existing Regulated Fund’s investment adviser and either GSAM or another Adviser will serve as the investment adviser to any Future Regulated Fund. Subject to the supervision of the applicable Existing Regulated Fund’s Board, GSAM manages each Existing Regulated Fund’s day-to-day operations and provides each Existing Regulated Fund with investment advisory and management services and certain administrative services. GSAM is indirectly wholly-owned by The Goldman Sachs Group, Inc. (“Goldman Sachs”).

GSAM is responsible for identifying investment opportunities for each Existing Regulated Fund, conducting research and due diligence on prospective investments, structuring each Existing Regulated Fund’s investments and monitoring and servicing each Existing Regulated Fund’s investments. GSAM’s Private Credit Group (the “Private Credit Group”) currently performs such responsibilities with respect to investments made by each Existing Regulated Fund. GSAM, through its Private Credit Group or another business unit, also expects to perform such responsibilities with respect to investments made by any Future Regulated Fund for which it serves as the Adviser.

J. Existing Affiliated Entities

Existing Affiliated Entities include, but are not limited to, GSAM affiliates that hold various financial assets in a principal capacity and other affiliates of the Regulated Funds that would be investment companies but for Section 3(c) of the 1940 Act or Rule 3a-7 thereunder.

A complete list of the Existing Affiliated Entities is included in Appendix A.

III.ORDER REQUESTED

The Applicants request an Order of the Commission under Sections 17(d) and 57(i) of the 1940 Act and Rule 17d-1 thereunder to permit, subject to the terms and conditions set forth below in this Application (the “Conditions”), each Regulated Fund to be able to participate with one or more Affiliated Entities in Co-Investment Transactions otherwise prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 thereunder.

A. Applicable Law

Section 17(d), in relevant part, prohibits an affiliated person, or an affiliated person of such affiliated person, of a registered investment company, acting as principal, from effecting any transaction in which the registered investment company is “a joint or a joint and several participant with such person” in contravention of such rules as the SEC may prescribe “for the purpose of limiting or preventing participation by such [fund] on a basis different from or less advantageous than that of such other participant.”

Rule 17d-1 prohibits an affiliated person, or an affiliated person of such affiliated person, of a registered investment company, acting as principal, from participating in, or effecting any transaction in connection with, any “joint enterprise or other joint arrangement or profit-sharing plan”10 in which the fund is a participant without first obtaining an order from the SEC.

[10]

Rule 17d-1(c) defines a “[j]oint enterprise or other joint arrangement or profit-sharing plan” to include, in relevant part, “any written or oral plan, contract, authorization or arrangement or any practice or understanding concerning an enterprise or undertaking whereby a registered investment company … and any affiliated person of or principal underwriter for such registered company, or any affiliated person of such a person or principal underwriter, have a joint or a joint and several participation, or share in the profits of such enterprise or undertaking ….”

Section 57(a)(4), in relevant part, prohibits any person related to a business development company in the manner described in Section 57(b), acting as principal, from knowingly effecting any transaction in which the business development company is a joint or a joint and several participant with such persons in contravention of such rules as the Commission may prescribe for the purpose of limiting or preventing participation by the business development company on a basis less advantageous than that of such person. Section 57(i) provides that, until the SEC prescribes rules under Section 57(a), the SEC’s rules under Section 17(d) applicable to registered closed-end investment companies will be deemed to apply to persons subject to the prohibitions of Section 57(a). Because the SEC has not adopted any rules under Section 57(a), Rule 17d-1 applies to persons subject to the prohibitions of Section 57(a).

Rule 17d-1(b) provides, in relevant part, that in passing upon applications under the rule, the Commission will consider whether the participation of a registered investment company in a joint enterprise, joint arrangement or profit-sharing plan on the basis proposed is consistent with the provisions, policies and purposes of the 1940 Act and the extent to which such participation is on a basis different from or less advantageous than that of other participants.

B. Need for Relief

Each Regulated Fund may be deemed to be an affiliated person of each other Regulated Fund within the meaning of Section 2(a)(3) if it is deemed to be under common control because an Adviser is or will be either the investment adviser or sub-adviser to each Regulated Fund. Section 17(d) and Section 57(b) apply to any investment adviser to a closed-end fund or a business development company, respectively, including a sub-adviser. Thus, an Adviser and any Affiliated Entities that it advises could be deemed to be persons related to Regulated Funds in a manner described by Sections 17(d) and 57(b). GSAM is indirectly wholly-owned by Goldman Sachs, would be under common control with any other Adviser, and thus GSAM and any other Adviser would be affiliated persons of each other. Accordingly, with respect to GSAM and any other Advisers that are deemed to be affiliated persons of each other, Affiliated Entities advised by any of them could be deemed to be persons related to Regulated Funds (or a company controlled by a Regulated Fund) in a manner described by Sections 17(d) and 57(b). In addition, any entities or accounts controlled by or under common control with GSAM and/or any other Advisers that are deemed to be affiliated persons of each other that may, from time to time, hold various financial assets in a principal capacity, could be deemed to be persons related to Regulated Funds (or a company controlled by a Regulated Fund) in a manner described by Sections 17(d) and 57(b). Finally, with respect to any Wholly-Owned Investment Sub, Joint Venture, or BDC Downstream Fund of a Regulated Fund, such entity would be a company controlled by its parent Regulated Fund for purposes of Section 57(a)(4) of the 1940 Act and Rule 17d-l under the 1940 Act.

C. Conditions

Applicants agree that any Order granting the requested relief will be subject to the following Conditions.

1. Same Terms. With respect to any Co-Investment Transaction, each Regulated Fund and Affiliated Entity participating in such transaction will acquire, or dispose of, as the case may be, the same class of securities, at the same time, for the same price and with the same conversion, financial reporting and registration rights, and with substantially the same other terms (provided that the settlement date for an Affiliated Entity may occur up to ten business days after the settlement date for the Regulated Fund, and vice versa). If a Participant, but not all of the Regulated Funds, has the right to nominate a director for election to a portfolio company’s board of directors, the right to appoint a board observer or any similar right to participate in the governance or management of a portfolio company, the Board of each Regulated Fund that does not hold this right must be given the opportunity to veto the selection of such person.11

[11]	Such a Board can also, consistent with applicable fund documents, facilitate this opportunity by delegating the authority to veto the selection of such person to a committee of the Board.

2. Existing Investments in the Issuer. Prior to a Regulated Fund acquiring in a Co-Investment Transaction a security of an issuer in which an Affiliated Entity has an existing interest in such issuer, the “required majority,” as defined in Section 57(o) of the 1940 Act,12 of the Regulated Fund (“Required Majority”) will take the steps set forth in Section 57(f) of the 1940 Act,13 unless: (i) the Regulated Fund already holds the same security as each such Affiliated Entity; and (ii) the Regulated Fund and each other Affiliated Entity holding the security is participating in the acquisition in approximate proportion to its then-current holdings.

3. Related Expenses. Any expenses associated with acquiring, holding or disposing of any securities acquired in a Co-Investment Transaction, to the extent not borne by the Adviser(s), will be shared among the Participants in proportion to the relative amounts of the securities being acquired, held or disposed of, as the case may be.14

4. No Remuneration. Any transaction fee15 (including break-up, structuring, monitoring or commitment fees but excluding broker’s fees contemplated by section 17(e) or 57(k) of the 1940 Act, as applicable), received by an Adviser and/or a Participant in connection with a Co-Investment Transaction will be distributed to the Participants on a pro rata basis based on the amounts they invested or committed, as the case may be, in such Co-Investment Transaction. If any transaction fee is to be held by an Adviser pending consummation of the transaction, the fee will be deposited into an account maintained by the Adviser at a bank or banks having the qualifications prescribed in section 26(a)(1) of the 1940 Act, and the account will earn a competitive rate of interest that will also be divided pro rata among the Participants based on the amount they invest in such Co-Investment Transaction. No Affiliated Entity, Regulated Fund, or any of their affiliated persons will accept any compensation, remuneration or financial benefit in connection with a Regulated Fund’s participation in a Co-Investment Transaction, except: (i) to the extent permitted by Section 17(e) or 57(k) of the 1940 Act; (ii) as a result of either being a Participant in the Co-Investment Transaction or holding an interest in the securities issued by one of the Participants; or (iii) in the case of an Adviser, investment advisory compensation paid in accordance with investment advisory agreement(s) with the Regulated Fund(s) or Affiliated Entity(ies).

5. Co-Investment Policies. Each Adviser (and each Affiliated Entity that is not advised by an Adviser) will adopt and implement policies and procedures reasonably designed to ensure that: (i) opportunities to participate in Co-Investment Transactions are allocated in a manner that is fair and equitable to every Regulated Fund; and (ii) the Adviser negotiating the Co-Investment Transaction considers the interest in the Transaction of any participating Regulated Fund (the “Co-Investment Policies”). Each Adviser (and each Affiliated Entity that is not advised by an Adviser) will provide its Co-Investment Policies to the Regulated Funds and will notify the Regulated Funds of any material changes thereto.16

[12]

Section 57(o) defines the term “required majority,” in relevant part, with respect to the approval of a proposed transaction, as both a majority of a BDC’s directors who have no financial interest in the transaction and a majority of such directors who are not interested persons of the BDC. In the case of a Regulated Fund that is not a BDC, the Board members that constitute the Required Majority will be determined as if such Regulated Fund were a BDC subject to Section 57(o) of the 1940 Act.

[13]

Section 57(f) provides for the approval by a Required Majority of certain transactions on the basis that, in relevant part: (i) the terms of the transaction, including the consideration to be paid or received, are reasonable and fair to the shareholders of the BDC and do not involve overreaching of the BDC or its shareholders on the part of any person concerned; (ii) the proposed transaction is consistent with the interests of the BDC’s shareholders and the BDC’s policy as recited in filings made by the BDC with the Commission and the BDC’s reports to shareholders; and (iii) the BDC’s directors record in their minutes and preserve in their records a description of the transaction, their findings, the information or materials upon which their findings were based, and the basis for their findings.

[14]	Expenses of an individual Participant that are incurred solely by the Participant due to its unique circumstances (such as legal and compliance expenses) will be borne by such Participant.
[15]	Applicants are not requesting and the Commission is not providing any relief for transaction fees received in connection with any Co-Investment Transaction.
[16]	The Affiliated Entities may adopt shared Co-Investment Policies.

6. Dispositions:

(a) Prior to any Disposition17 by an Affiliated Entity of a security acquired in a Co-Investment Transaction, the Adviser to each Regulated Fund that participated in the Co-Investment Transaction will be notified and each such Regulated Fund given the opportunity to participate pro rata based on the proportion of its holdings relative to the other Affiliated Entities participating in such Disposition.

(b) Prior to any Disposition by a Regulated Fund of a security acquired in a Co-Investment Transaction, the Required Majority will take the steps set forth in Section 57(f) of the 1940 Act, unless: (i) each Affiliated Entity holding the security participates in the Disposition in approximate proportion to its then-current holding of the security; or (ii) the Disposition is a sale of a Tradable Security.18

7. Board Oversight

(a) Each Regulated Fund’s directors will oversee the Regulated Fund’s participation in the co-investment program in the exercise of their reasonable business judgment.

(b) Prior to a Regulated Fund’s participation in Co-Investment Transactions, the Regulated Fund’s Board, including a Required Majority, will: (i) review the Co-Investment Policies, to ensure that they are reasonably designed to prevent the Regulated Fund from being disadvantaged by participation in the co-investment program; and (ii) approve policies and procedures of the Regulated Fund that are reasonably designed to ensure compliance with the terms of the Order.

(c) At least quarterly, each Regulated Fund’s Adviser and chief compliance officer (as defined in Rule 38a-1(a)(4)) will provide the Regulated Fund Boards with reports or other information requested by the Board related to a Regulated Fund’s participation in Co-Investment Transactions and a summary of matters, if any, deemed significant that may have arisen during the period related to the implementation of the Co-Investment Policies and the Regulated Fund’s policies and procedures approved pursuant to (b) above.

(d) Every year, each Regulated Fund’s Adviser and chief compliance officer will provide the Regulated Fund’s Board with reports or other information requested by the Board related to the Regulated Fund’s participation in the co-investment program and any material changes in the Affiliated Entities’ participation in the co-investment program, including changes to the Affiliated Entities’ Co-Investment Policies.

(e) The Adviser and the chief compliance officer will also notify the Regulated Fund’s Board of a compliance matter related to the Regulated Fund’s participation in the co-investment program and related Co-Investment Policies or the Regulated Fund’s policies and procedures approved pursuant to (b) above that a Regulated Fund’s chief compliance officer considers to be material.

8. Recordkeeping. All information presented to the Board pursuant to the order will be kept for the life of the Regulated Fund and at least two years thereafter, and will be subject to examination by the Commission and its Staff. Each Regulated Fund will maintain the records required by Section 57(f)(3) as if it were a business development company and each of the Co-Investment Transactions were approved by the Required Majority under Section 57(f).19

9. In the event that the Commission adopts a rule under the 1940 Act allowing co-investments of the type described in this Application, any relief granted by the Order will expire on the effective date of that rule.

[17]	“Disposition” means the sale, exchange, transfer or other disposition of an interest in a security of an issuer.
[18]

“Tradable Security” means a security which trades: (i) on a national securities exchange (or designated offshore securities market as defined in Rule 902(b) under the Securities Act of 1933, as amended) and (ii) with sufficient volume and liquidity (findings which are to be made in good faith and documented by the Advisers to any Regulated Funds) to allow each Regulated Fund to dispose of its entire remaining position within 30 days at approximately the price at which the Regulated Fund has valued the investment.

[19]

If a Regulated Fund enters into a transaction that would be a Co-Investment Transaction pursuant to this Order in reliance on another exemptive order instead of this Order, the information presented to the Board and records maintained by the Regulated Fund will expressly indicate the order relied upon by the Regulated Fund to enter into such transaction.

IV. STATEMENT IN SUPPORT OF RELIEF REQUESTED

Applicants submit that allowing the Co-Investment Transactions described by this Application is justified on the basis of (i) the potential benefits to the Regulated Funds and their respective shareholders and (ii) the protections found in the terms and conditions set forth in this Application.

A. Potential Benefits to the Regulated Funds and their Shareholders

Section 57(a)(4) and Rule 17d-1 (as applicable) limit the ability of the Regulated Funds to participate in attractive co-investment opportunities under certain circumstances. If the relief is granted, the Regulated Funds should: (i) be able to participate in a larger number and greater variety of investments, thereby diversifying their portfolios and providing related risk-limiting benefits; (ii) be able to participate in larger financing opportunities, including those involving issuers with better credit quality, which otherwise might not be available to investors of a Regulated Fund’s size; (iii) have greater bargaining power (notably with regard to creditor protection terms and other similar investor rights), more control over the investment and less need to bring in other external investors or structure investments to satisfy the different needs of external investors; (iv) benefit from economies of scale by sharing fixed expenses associated with an investment with the other Participants; and (v) be able to obtain better deal flow from investment bankers and other sources of investments.

B. Shareholder Protections

Each Co-Investment Transaction would be subject to the terms and conditions of this Application. The Conditions are designed to address the concerns underlying Sections 17(d) and 57(a)(4) and Rule 17d-l by ensuring that participation by a Regulated Fund in any Co-Investment Transaction would not be on a basis different from or less advantageous than that of other Participants. Under Condition 5, each Adviser (and each Affiliated Entity that is not advised by an Adviser) will adopt and implement Co-Investment Policies that are reasonably designed to ensure that (i) opportunities to participate in Co-Investment Transactions are allocated in a manner that is fair and equitable to every Regulated Fund; and (ii) the Adviser negotiating the Co Investment Transaction considers the interest in the Transaction of any participating Regulated Fund. The Co-Investment Policies will require an Adviser to make an independent determination of the appropriateness of a Co-Investment Transaction and the proposed allocation size based on each Participant’s specific investment profile and other relevant characteristics.

V. PRECEDENTS

The Commission has previously issued orders permitting certain investment companies subject to regulation under the 1940 Act and their affiliated persons to be able to participate in Co-Investment Transactions (the “Existing Orders”).20 Similar to the Existing Orders, the Conditions described herein are designed to mitigate the possibility for overreaching and to promote fair and equitable treatment of the Regulated Funds. Accordingly, the Applicants submit that the scope of investor protections contemplated by the Conditions are consistent with those found in the Existing Orders.

[20]

See, e.g., Polen Credit Opportunities Fund, et al. (File No. 812-15457) Release No. IC-35183 (May 2, 2024) (notice), Release No. IC-35206 (May 28, 2024) (Order); Sound Point Meridian Capital, Inc., et al. (File No. 812-15476-01) Release No. IC-35173 (April 19, 2024) (notice), Release No. IC-35192 (May 15, 2024) (order); Brookfield Infrastructure Income Fund Inc., et al. (File No. 812-15415), Release No. IC-35001 (September 20, 2022) (notice), Release No. IC-35032 (October 17, 2023) (order); T. Rowe Price OHA Select Private Credit Fund, et al. (File No. 812-15461), Release No. IC-34963 (July 24, 2023) (notice), Release No. IC-34987 (August 21, 2023) (order); KKR Real Estate Select Trust Inc., et al. (File No. 812-15181), Release No. IC-34962 (July 18, 2023) (notice), Release No. IC-34985 (August 15, 2023) (order); MBC Total Private Markets Access Fund, et al. (File No. 812-15422), Release No. IC-34953 (June 28, 2023) (notice), Release No. IC-34965 (July 25, 2023) (order); Vista Credit Strategic Lending Corp. et al. (File No. 812-15323), Release No. IC-34946 (June 20, 2023) (notice), Release No. IC-34961 (July 18, 2023) (order).

VI. PROCEDURAL MATTERS

A. Communications

Please address all communications concerning this Application, the Notice and the Order to:

David Plutzer, Esq.

Goldman Sachs Asset Management, L.P.

200 West Street, 15th Floor

New York, NY 10282

(212) 902-1000

Please address any questions, and a copy of any communications, concerning this Application, the Notice, and the Order to:

Margery K. Neale, Esq. Michael A. DeNiro, Esq. Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, NY 10019 (212) 728-8000	Thomas J. Friedmann, Esq. Dechert LLP One International Place 40th Floor 100 Oliver Street Boston, MA 02110 (617) 728-7100	Cynthia M. Krus, Esq. Eversheds Sutherland (US) LLP 700 Sixth Street, N.W. Washington, D.C. 20001 (202) 383-0100

B. Authorizations

The filing of this Application for the Order sought hereby and the taking of all acts reasonably necessary to obtain the relief requested herein was authorized by the Board of each Existing Regulated Fund pursuant to resolutions duly adopted by the Board. Copies of the resolutions are provided below.

Pursuant to Rule 0-2(c), Applicants hereby state that each Existing Regulated Fund and Existing Affiliated Entity has authorized to cause to be prepared and to execute and file with the Commission this Application and any amendment thereto for an order pursuant to Section 57(i) and Rule 17d-1 permitting certain joint transactions otherwise prohibited by Sections 17(d) and 57(a)(4) and Rule 17d-1. The person executing the Application on behalf of the Applicants being duly sworn deposes and says that he or she has duly executed the Application for and on behalf of the applicable entity listed; that he or she is authorized to execute the Application pursuant to the terms of an operating agreement, management agreement or otherwise; and that all actions by members, directors or other bodies necessary to authorize each such deponent to execute and file the Application have been taken.

The Applicants have caused this Application to be duly signed on their behalf on the 24th day of April, 2025.

GOLDMAN SACHS BDC, INC.

By:	/s/ Stanley Matuszewski
Name:	Stanley Matuszewski
Title:	Chief Financial Officer

SILVER CAPITAL HOLDINGS LLC

By:	/s/ Stanley Matuszewski
Name:	Stanley Matuszewski
Title:	Chief Financial Officer

GOLDMAN SACHS PRIVATE MIDDLE MARKET CREDIT II LLC

By:	/s/ Stanley Matuszewski
Name:	Stanley Matuszewski
Title:	Chief Financial Officer

GOLDMAN SACHS MIDDLE MARKET LENDING CORP. II

By:	/s/ Stanley Matuszewski
Name:	Stanley Matuszewski
Title:	Chief Financial Officer

PHILLIP STREET MIDDLE MARKET LENDING FUND LLC

By:	/s/ Stanley Matuszewski
Name:	Stanley Matuszewski
Title:	Chief Financial Officer

GOLDMAN SACHS PRIVATE CREDIT CORP.

By:	/s/ Stanley Matuszewski
Name:	Stanley Matuszewski
Title:	Chief Financial Officer

WEST BAY BDC LLC

By:	/s/ Stanley Matuszewski
Name:	Stanley Matuszewski
Title:	Chief Financial Officer

BDC BLOCKER I, LLC

By:	Goldman Sachs BDC, Inc., its sole member

By:	/s/ Stanley Matuszewski
Name:	Stanley Matuszewski
Title:	Chief Financial Officer

GSBD BLOCKER II, LLC

By:	Goldman Sachs BDC, Inc., its sole member

By:	/s/ Stanley Matuszewski
Name:	Stanley Matuszewski
Title:	Chief Financial Officer

GSBD BLOCKER III LLC

By:	Goldman Sachs BDC, Inc., its sole member

By:	/s/ Stanley Matuszewski
Name:	Stanley Matuszewski
Title:	Chief Financial Officer

GSBD BLOCKER IV LLC

By:	Goldman Sachs BDC, Inc., its sole member

By:	/s/ Stanley Matuszewski
Name:	Stanley Matuszewski
Title:	Chief Financial Officer

GSBD WINE I, LLC

By:	/s/ Stanley Matuszewski
Name:	Stanley Matuszewski
Title:	Manager

GSBD BLOCKER V, LLC

By:	Goldman Sachs BDC, Inc., its sole member

By:	/s/ Stanley Matuszewski
Name:	Stanley Matuszewski
Title:	Chief Financial Officer

GSBD BLOCKER VI, LLC

By:	Goldman Sachs BDC, Inc., its sole member

By:	/s/ Stanley Matuszewski
Name:	Stanley Matuszewski
Title:	Chief Financial Officer

MMLC BLOCKER I, LLC

By:	Goldman Sachs BDC, Inc., its sole member

By:	/s/ Stanley Matuszewski
Name:	Stanley Matuszewski
Title:	Chief Financial Officer

MMLC BLOCKER II, LLC

By:	Goldman Sachs BDC, Inc., its sole member

By:	/s/ Stanley Matuszewski
Name:	Stanley Matuszewski
Title:	Chief Financial Officer

MMLC BLOCKER III, LLC

By:	Goldman Sachs BDC, Inc., its sole member

By:	/s/ Stanley Matuszewski
Name:	Stanley Matuszewski
Title:	Chief Financial Officer

MMLC WINE I, LLC

By:	/s/ Stanley Matuszewski
Name:	Stanley Matuszewski
Title:	Manager

GOLDMAN SACHS PRIVATE MIDDLE MARKET CREDIT SPV LLC

By:	Silver Capital Holdings LLC, its Designated Manager

By:	/s/ Stanley Matuszewski
Name:	Stanley Matuszewski
Title:	Chief Financial Officer

GOLDMAN SACHS PRIVATE MIDDLE MARKET CREDIT SPV II LLC

By:	Silver Capital Holdings LLC, its Designated Manager

By:	/s/ Stanley Matuszewski
Name:	Stanley Matuszewski
Title:	Chief Financial Officer

PMMC BLOCKER I, LLC

By:	Silver Capital Holdings LLC, its sole member

By:	/s/ Stanley Matuszewski
Name:	Stanley Matuszewski
Title:	Chief Financial Officer

PMMC BLOCKER II, LLC

By:	Silver Capital Holdings LLC, its sole member

By:	/s/ Stanley Matuszewski
Name:	Stanley Matuszewski
Title:	Chief Financial Officer

PMMC BLOCKER III, LLC

By:	Silver Capital Holdings LLC, its sole member

By:	/s/ Stanley Matuszewski
Name:	Stanley Matuszewski
Title:	Chief Financial Officer

PMMC WINE I, LLC

By:	/s/ Stanley Matuszewski
Name:	Stanley Matuszewski
Title:	Manager

GOLDMAN SACHS PRIVATE MIDDLE MARKET CREDIT II SPV LLC

By:	Goldman Sachs Private Middle Market Credit II LLC, its Designated Manager

By:	/s/ Stanley Matuszewski
Name:	Stanley Matuszewski
Title:	Chief Financial Officer

GOLDMAN SACHS PRIVATE MIDDLE MARKET CREDIT II SPV II LLC

By:	Goldman Sachs Private Middle Market Credit II LLC, its Designated Manager

By:	/s/ Stanley Matuszewski
Name:	Stanley Matuszewski
Title:	Chief Financial Officer

PMMC II BLOCKER III LLC

By:	Goldman Sachs Private Middle Market Credit II LLC, its sole member

By:	/s/ Stanley Matuszewski
Name:	Stanley Matuszewski
Title:	Chief Financial Officer

PMMC II BLOCKER IV LLC

By:	Goldman Sachs Private Middle Market Credit II LLC, its sole member

By:	/s/ Stanley Matuszewski
Name:	Stanley Matuszewski
Title:	Chief Financial Officer

PMMC II BLOCKER V LLC

By:	Goldman Sachs Private Middle Market Credit II LLC, its sole member

By:	/s/ Stanley Matuszewski
Name:	Stanley Matuszewski
Title:	Chief Financial Officer

PMMC II BLOCKER VI, LLC

By:	Goldman Sachs Private Middle Market Credit II LLC, its sole member

By:	/s/ Stanley Matuszewski
Name:	Stanley Matuszewski
Title:	Chief Financial Officer

PMMC II BLOCKER VII, LLC

By:	Goldman Sachs Private Middle Market Credit II LLC, its sole member

By:	/s/ Stanley Matuszewski
Name:	Stanley Matuszewski
Title:	Chief Financial Officer

MMLC II BLOCKER I, LLC

By:	Goldman Sachs Private Middle Market Lending Corp. II, its sole member

By:	/s/ Stanley Matuszewski
Name:	Stanley Matuszewski
Title:	Chief Financial Officer

MMLC II BLOCKER II, LLC

By:	Goldman Sachs Private Middle Market Lending Corp. II, its sole member

By:	/s/ Stanley Matuszewski
Name:	Stanley Matuszewski
Title:	Chief Financial Officer

PHILLIP STREET MIDDLE MARKET LENDING INVESTMENTS LLC

By:	Phillip Street Middle Market Lending Fund LLC, its Designated Manager

By:	/s/ Stanley Matuszewski
Name:	Stanley Matuszewski
Title:	Chief Financial Officer

PHILLIP STREET MIDDLE MARKET LENDING INVESTMENT HOLDINGS LLC

By:	Phillip Street Middle Market Lending Fund LLC, its Designated Manager

By:	/s/ Stanley Matuszewski
Name:	Stanley Matuszewski
Title:	Chief Financial Officer

PSLF BLOCKER I, LLC

By:	Phillip Street Middle Market Lending Fund LLC, its Managing Member

By:	/s/ Stanley Matuszewski
Name:	Stanley Matuszewski
Title:	Chief Financial Officer

GS PRIVATE CREDIT SPV PUBLIC I LLC

By:	Goldman Sachs Private Credit Corp., its Sole Member

By:	/s/ Stanley Matuszewski
Name:	Stanley Matuszewski
Title:	Chief Financial Officer

GSCR BLOCKER I, LLC

By:	Goldman Sachs Private Credit Corp., its Sole Member

By:	/s/ Stanley Matuszewski
Name:	Stanley Matuszewski
Title:	Chief Financial Officer

GSCR MOTT STREET SPV LLC

By:	Goldman Sachs Private Credit Corp., its Sole Member

By:	/s/ Stanley Matuszewski
Name:	Stanley Matuszewski
Title:	Chief Financial Officer

GOLDMAN SACHS ASSET MANAGEMENT, L.P.

By:	/s/ Tucker Greene
Name:	Tucker Greene
Title:	Managing Director

SENIOR CREDIT FUND (UCR) LLC

By:	Senior Credit Fund (UCR) Advisors LLC, its Managing Member

By:	/s/ Stanley Matuszewski
Name:	Stanley Matuszewski
Title:	Chief Financial Officer and Treasurer

SENIOR CREDIT FUND (UCR) SPV LLC

By:	Senior Credit Fund (UCR) LLC, its designated Manager

By:	Senior Credit Fund (UCR) Advisors LLC, its Managing Member

By:	/s/ Stanley Matuszewski
Name:	Stanley Matuszewski
Title:	Chief Financial Officer and Treasurer

AEGIS SENIOR CREDIT SPV LLC

By:	Goldman Sachs Asset Management, L.P., its Investment Manager

By:	/s/ Tucker Greene
Name:	Tucker Greene
Title:	Authorized Signatory

INSURANCE PRIVATE CREDIT I LLC

By:	Goldman Sachs Asset Management, L.P., its Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Authorized Signatory

INSURANCE PRIVATE CREDIT II LLC

By:	Goldman Sachs Asset Management, L.P., its Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Authorized Signatory

INSURANCE PRIVATE CREDIT III LLC

By:	Goldman Sachs Asset Management, L.P., its Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Authorized Signatory

INSURANCE PRIVATE CREDIT IV LLC

By:	Goldman Sachs Asset Management, L.P., its Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Authorized Signatory

SENIOR CREDIT FUND (SERIES G) LP

By:	Goldman Sachs Asset Management, L.P., as Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Authorized Signatory

SENIOR CREDIT FUND (SERIES G) FOREIGN INCOME BLOCKER LLC

By:	Senior Credit Fund (Series G) LP, its sole member

By:	Goldman Sachs Asset Management, L.P., as Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Authorized Signatory

BROAD STREET LOAN PARTNERS IV OFFSHORE, SLP

By:	Goldman Sachs Asset Management, L.P., its Collateral Servicer

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Authorized Signatory

BROAD STREET LOAN PARTNERS IV OFFSHORE – UNLEVERED, SLP

By:	Goldman Sachs Asset Management, L.P., its Collateral Servicer

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Authorized Signatory

BROAD STREET LOAN PARTNERS IV OFFSHORE – UNLEVERED B, SLP

By:	Goldman Sachs Asset Management, L.P., its Collateral Servicer

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Authorized Signatory

WEST STREET SENIOR CREDIT PARTNERS III, L.P.

By:	Goldman Sachs Asset Management, L.P., as Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Authorized Signatory

GS MEZZANINE PARTNERS VII, L.P.

By:	Goldman Sachs Asset Management, L.P., its Collateral Servicer

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Authorized Signatory

GS MEZZANINE PARTNERS VII OFFSHORE, L.P.

By:	Goldman Sachs Asset Management, L.P., its Collateral Servicer

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Authorized Signatory

GS MEZZANINE PARTNERS VII OFFSHORE TREATY, L.P.

By:	Goldman Sachs Asset Management, L.P., its Collateral Servicer

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Authorized Signatory

WEST STREET CLIMATE CREDIT (DEL) LP

By:	Goldman Sachs Asset Management, L.P., its Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Authorized Signatory

WEST STREET CLIMATE CREDIT LP

By:	West Street Climate Credit Advisors LLC, its General Partner

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Vice President, Secretary, & Assistant General Counsel

WEST STREET CLIMATE CREDIT SLP

By:	West Street Climate Credit Advisors S.à r.l., its general partner

By:	/s/ Laurence Rongvaux
Name:	Laurence Rongvaux
Title:	Manager

By:	/s/ Laurence Rongvaux /s/ Raphael Poncelet
Name:	Broad Street Luxembourg S.a r.l. (represented by Laurence Rongvaux and Raphael Poncelet)
Title:	Manager

WEST STREET CLIMATE CREDIT TREATY SLP

By:	West Street Climate Credit Treaty Advisors S.à r.l., its general partner

By:	/s/ Laurence Rongvaux
Name:	Laurence Rongvaux
Title:	Manager

By:	/s/ Laurence Rongvaux /s/ Raphael Poncelet
Name:	Broad Street Luxembourg S.a r.l. (represented by Laurence Rongvaux and Raphael Poncelet)
Title:	Manager

WEST STREET CLIMATE CREDIT TREATY UNLEVERED SLP

By:	West Street Climate Credit Treaty Unlevered Advisors S.à r.l., its general partner

By:	/s/ Laurence Rongvaux
Name:	Laurence Rongvaux
Title:	Manager

By:	/s/ Laurence Rongvaux /s/ Raphael Poncelet
Name:	Broad Street Luxembourg S.a r.l. (represented by Laurence Rongvaux and Raphael Poncelet)
Title:	Manager

WEST STREET TENO PARTNERS, SLP

By:	Goldman Sachs Asset Management, L.P., its Collateral Servicer

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Authorized Signatory

BROAD STREET TENO PARTNERS, S.À R.L.

By:	/s/ Raphael Poncelet
Name:	Raphael Poncelet
Title:	Manager

By:	/s/ Laurence Rongvaux /s/ Raphael Poncelet
Name:	Broad Street Luxembourg S.à r.l. (represented by Laurence Rongvaux and Raphael Poncelet)
Title:	Manager

WEST STREET GENERALI PARTNERS, SLP

By:	Goldman Sachs Asset Management, L.P., its Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Authorized Signatory

WEST STREET GENERALI PARTNERS II, SLP

By:	Goldman Sachs Asset Management, L.P., its Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Authorized Signatory

WEST STREET GENERALI PARTNERS II, S.À R.L.

By:	/s/ Raphael Poncelet
Name:	Raphael Poncelet
Title:	Manager

By:	/s/ Laurence Rongvaux /s/ Raphael Poncelet
Name:	Broad Street Luxembourg S.à r.l. (represented by Laurence Rongvaux and Raphael Poncelet)
Title:	Manager

WEST STREET PKA PARTNERS, SLP

By:	Goldman Sachs Asset Management, L.P., its Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Authorized Signatory

WEST STREET PKA PARTNERS, S.À R.L.

By:	/s/ Raphael Poncelet
Name:	Raphael Poncelet
Title:	Manager

By:	/s/ Laurence Rongvaux /s/ Raphael Poncelet
Name:	Broad Street Luxembourg S.à r.l. (represented by Laurence Rongvaux and Raphael Poncelet)
Title:	Manager

WEST STREET EP, L.P.

By:	Goldman Sachs Asset Management, L.P., Attorney-in-Fact

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Authorized Signatory

WEST STREET EP, S.À R.L.

By:	/s/ Raphael Poncelet
Name:	Raphael Poncelet
Title:	Manager

By:	/s/ Laurence Rongvaux /s/ Raphael Poncelet
Name:	Broad Street Luxembourg S.à r.l. (represented by Laurence Rongvaux and Raphael Poncelet)
Title:	Manager

WEST STREET GCPD PARTNERS, L.P.

By:	Goldman Sachs Asset Management, L.P., as Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Authorized Signatory

WEST STREET GCPD PARTNERS, S.À R.L.

By:	/s/ Raphael Poncelet
Name:	Raphael Poncelet
Title:	Manager

By:	/s/ Laurence Rongvaux /s/ Raphael Poncelet
Name:	Broad Street Luxembourg S.à r.l. (represented by Laurence Rongvaux and Raphael Poncelet)
Title:	Manager

BROAD STREET VG PARTNERS, SLP

By:	Goldman Sachs Asset Management, L.P., Attorney-in-Fact

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Authorized Signatory

BROAD STREET VG PARTNERS, S.À R.L.

By:	/s/ Raphael Poncelet
Name:	Raphael Poncelet
Title:	Manager

By:	/s/ Laurence Rongvaux /s/ Raphael Poncelet
Name:	Broad Street Luxembourg S.à r.l. (represented by Laurence Rongvaux and Raphael Poncelet)
Title:	Manager

BROAD STREET DANISH CREDIT PARTNERS, L.P.

By: Goldman Sachs Asset Management, L.P., its Investment Manager and Collateral Servicer

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Authorized Signatory

WEST STREET PRIVATE CREDIT PARTNERS (A), LP
WEST STREET PRIVATE CREDIT PARTNERS (O), L.P.

By: Goldman Sachs Asset Management, L.P., as Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Authorized Signatory

WEST STREET PRIVATE CREDIT PARTNERS (O) INVESTMENTS, L.P.

By: Goldman Sachs Asset Management, L.P., as Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Authorized Signatory

WEST STREET PRIVATE CREDIT PARTNERS (O) HOLDING LTD

By:	/s/ Kelly Devine
Name:	Kelly Devine
Title:	Director

WEST STREET PRIVATE CREDIT PARTNERS (O), S.À R.L.

By:	/s/ Raphael Poncelet
Name:	Raphael Poncelet
Title:	Manager

By:	/s/ Laurence Rongvaux /s/ Raphael Poncelet
Name:	Broad Street Luxembourg S.à r.l. (represented by Laurence Rongvaux and Raphael Poncelet)
Title:	Manager

WEST STREET TFL CREDIT PARTNERS, SLP

By: Goldman Sachs Asset Management, L.P., its Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Authorized Signatory

WEST STREET NJ PRIVATE CREDIT PARTNERS LP
WEST STREET NJ PRIVATE CREDIT PARTNERS
INVESTMENTS LLC
WEST STREET NJ PRIVATE CREDIT PARTNERS
INVESTMENT HOLDINGS LLC

By: Goldman Sachs Asset Management, L.P., as Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Authorized Signatory

WEST STREET NJ PRIVATE CREDIT PARTNERS, S.À R.L.

By:	/s/ Raphael Poncelet
Name:	Raphael Poncelet
Title:	Manager

By:	/s/ Laurence Rongvaux /s/ Raphael Poncelet
Name:	Broad Street Luxembourg S.à r.l. (represented by Laurence Rongvaux and Raphael Poncelet)
Title:	Manager

WEST STREET MEZZANINE PARTNERS VIII OFFSHORE FEEDER, L.L.C.
WEST STREET MEZZANINE PARTNERS VIII OFFSHORE FEEDER B, L.P.
WEST STREET MEZZANINE PARTNERS VIII UNLEVERED, SLP
WEST STREET MEZZANINE PARTNERS VIII UNLEVERED II, SLP
WEST STREET MEZZANINE PARTNERS VIII UNLEVERED III, SLP
WEST STREET MEZZANINE PARTNERS VIII TREATY, SLP
WEST STREET MEZZANINE PARTNERS VIII EUROPE, SLP

By: Goldman Sachs Asset Management, L.P., as Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Authorized Signatory

WEST STREET MEZZANINE CO-INVESTMENT PARTNERS VIII OFFSHORE (BIC), L.P.

By: Goldman Sachs Asset Management, L.P., as Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Authorized Signatory

WEST STREET MEZZANINE CO-INVESTMENT PARTNERS (C), L.P.
WEST STREET MEZZANINE CO-INVESTMENT PARTNERS (K), L.P.

By: Goldman Sachs Asset Management, L.P., as Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Authorized Signatory

WEST STREET MEZZANINE CO-INVESTMENT PARTNERS (G) LP

By: Goldman Sachs Asset Management, L.P., as Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Authorized Signatory

WEST STREET MEZZANINE CO-INVESTMENT PARTNERS (N), L.P.

By: Goldman Sachs Asset Management, L.P., as Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Authorized Signatory

WEST STREET LP V CO-INVESTMENT PARTNERS (C), L.P.

By: Goldman Sachs Asset Management, L.P., as investment manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Authorized Signatory

WEST STREET (Q) PRIVATE CREDIT PARTNERS, L.P.

By: Goldman Sachs Asset Management, L.P., its Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Authorized Signatory

WEST STREET KFA PARTNERS, LLC

By: West Street KFA Partners Manager, LLC, its manager

By: Goldman Sachs Asset Management, L.P., as investment manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Authorized Signatory

WEST STREET MIC ASIA PARTNERS LP

By: West Street MIC Asia GP, LLC, its General Partner

By:	/s/ William Y. Eng
Name:	William Y. Eng
Title:	Authorized Signatory

WEST STREET TEXAS PARTNERS II, L.P.

By: Goldman Sachs Asset Management, L.P., as Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Authorized Signatory

WEST STREET EUROPEAN MIDDLE MARKET CREDIT FUND, SLP

By: Goldman Sachs Asset Management, L.P., as Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Authorized Signatory

WEST STREET EUROPEAN MIDDLE MARKET CREDIT FUND UNLEVERED, SLP

By: Goldman Sachs Asset Management, L.P., as Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Authorized Signatory

WSMP CO-INVESTMENT PARTNERS (BIC) JERSEY LIMITED

By:	/s/ Michael J. Lynam
Name:	Michael J. Lynam
Title:	Director

WSMP CO-INVESTMENT PARTNERS (BIC), S.À R.L.

By:	/s/ Paul Brogan
Name:	Paul Brogan
Title:	Manager

By:	/s/ Francisco Bereciartua
Name:	Francisco Bereciartua
Title:	Manager

WSMP CO-INVESTMENT PARTNERS (BIC), SLP

By: WSMP Co-Investment Partners (BIC), S.à r.l., its General Partner

By:	/s/ Paul Brogan
Name:	Paul Brogan
Title:	Manager

By:	/s/ Karuna Ramburun
Name:	Karuna Ramburun
Title:	Manager

WSMP CO-INVEST PARTNERS (K), S.À R.L.

By:	/s/ Paul Brogan
Name:	Paul Brogan
Title:	Manager

By:	/s/ Francisco Bereciartua
Name:	Francisco Bereciartua
Title:	Manager

WEST STREET MEZZANINE CO-INVESTMENT PARTNERS UNLEVERED (A), SLP

By: Goldman Sachs Asset Management, L.P., as Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title: Authorized Signatory

WSMP VIII INVESTMENTS A, SLP
WSMP VIII INVESTMENT HOLDINGS A, L.P.
WSMP VIII INVESTMENTS B, LLC
WSMP VIII INVESTMENT HOLDINGS B, L.P.
WSMP VIII INVESTMENTS C, SLP
WSMP VIII INVESTMENT HOLDINGS C, L.P.
WSMP VIII INVESTMENTS D, LLC
WSMP VIII INVESTMENT HOLDINGS D, L.P.
WSMP VIII INVESTMENTS E, SCSP
WSMP VIII INVESTMENTS F, SCSP
WSMP VIII INVESTMENTS H, SCSP
WSMP VIII INVESTMENTS I, SCSP
WSMP VIII INVESTMENTS J, LP
WSMP VIII INVESTMENTS K, LP
WSMP VIII INVESTMENTS L, SLP
WSMP VIII INVESTMENTS Q, LLC
WSMP VIII INVESTMENTS R, LLC
WSMP VIII INVESTMENTS S, LLC
WSMP VIII INVESTMENTS T, SLP
WSMP VIII INVESTMENTS U, LP
WSMP VIII INVESTMENTS V, SLP
WSMP VIII OFFSHORE INVESTMENTS, SLP

By: Goldman Sachs Asset Management, L.P., as Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Authorized Signatory

WSMP VIII INVESTMENTS M S.À R.L.
WSMP VIII INVESTMENTS N S.À R.L.
WSMP VIII INVESTMENTS O S.À R.L.
WSMP VIII INVESTMENTS P S.À R.L.

By:	/s/ Francisco Bereciartua
Name:	Francisco Bereciartua
Title:	Manager

By:	/s/ Paul Brogan
Name:	Paul Brogan
Title:	Manager

WEST STREET PRIVATE MARKETS 2023, L.P.

By: Goldman Sachs Asset Management, L.P., its Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Authorized Signatory

WEST STREET PRIVATE MARKETS 2023 OFFSHORE, SLP

By: Goldman Sachs Asset Management, L.P., its Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Authorized Signatory

WEST STREET CREDIT CO-INVESTMENT PARTNERS (I), L.P.

By: Goldman Sachs Asset Management, L.P., its Investment Manager

By:	/s/ Hristo D. Dimitrov
Name: Hristo D. Dimitrov
Title:	Authorized Signatory

WEST STREET LOAN PARTNERS V, SLP
WEST STREET LOAN PARTNERS V – UNLEVERED, SLP
WEST STREET LOAN PARTNERS V EUROPE, SLP
WEST STREET LOAN PARTNERS V OFFSHORE EUROPE (USD), L.P.
WEST STREET LOAN PARTNERS V OFFSHORE EUROPE (EUR), L.P.
WEST STREET LOAN PARTNERS V EUROPE (EUR) – UNLEVERED, SLP

By: Goldman Sachs Asset Management, L.P., as Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Authorized Signatory

WEST STREET LOAN PARTNERS V EUROPE (EUR) – UNLEVERED II, SLP

By: Goldman Sachs Asset Management, L.P., as Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Authorized Signatory

WEST STREET CREDIT PARTNERS (ACA), SLP

By: Goldman Sachs Asset Management, L.P., as Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Authorized Signatory

WEST STREET ASIA PRIVATE CREDIT PARTNERS (O), LP

By: West Street Asia Private Credit Partners (O) GP, LLC, its general partner

By:	/s/ William Y. Eng
Name:	William Y. Eng
Title:	Authorized Signatory

WEST STREET ASIA PRIVATE CREDIT PARTNERS (O) HEDGE SPV, L.P.

By: West Street Asia Private Credit Partners (O) GP, LLC, its general partner

By:	/s/ William Y. Eng
Name:	William Y. Eng
Title:	Authorized Signatory

WEST STREET ASIA PRIVATE CREDIT PARTNERS (O) PTE. LTD.

By:	/s/ Rahul Daga
Name:	Rahul Daga
Title:	Director

WEST STREET PKA PARTNERS II, SLP

By: Goldman Sachs Asset Management, L.P., its Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Authorized Signatory

WEST STREET PRIVATE MARKETS 2024, L.P.

By: Goldman Sachs Asset Management, L.P., its Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Authorized Signatory

WEST STREET PRIVATE MARKETS 2024 OFFSHORE, L.P.

By: Goldman Sachs Asset Management, L.P., its Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Authorized Signatory

WEST STREET PRIVATE MARKETS 2024 LUXEMBOURG, SLP

By: Goldman Sachs Asset Management, L.P., its Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Authorized Signatory

BROAD STREET SENIOR CREDIT PARTNERS II EMPLOYEE FUND, L.P.

By: Goldman Sachs Asset Management, L.P., as Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Managing Director

WEST STREET SENIOR CREDIT PARTNERS III EMPLOYEE FUND, L.P.

By: Goldman Sachs Asset Management, L.P., as Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Managing Director

WEST STREET SENIOR CREDIT PARTNERS III EMPLOYEE UK OFFSHORE, L.P.

By: Goldman Sachs Asset Management, L.P., as Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Managing Director

GS MEZZANINE PARTNERS VII MBD FUND, L.P.

By: Goldman Sachs Asset Management, L.P., as Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Managing Director

GS MEZZANINE PARTNERS VII MBD OFFSHORE FUND, L.P.

By: Goldman Sachs Asset Management, L.P., as Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Managing Director

GS MEZZANINE PARTNERS VII EMPLOYEE OFFSHORE FUND, L.P.

By: Goldman Sachs Asset Management, L.P., as Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Managing Director

GS MEZZANINE PARTNERS VII EMPLOYEE FUND, L.P.

By: Goldman Sachs Asset Management, L.P., as Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Managing Director

WEST STREET STRATEGIC SOLUTIONS MBD FUND I, L.P.

By: Goldman Sachs Asset Management, L.P., as Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Managing Director

WEST STREET STRATEGIC SOLUTIONS MBD OFFSHORE FUND I, L.P.

By: Goldman Sachs Asset Management, L.P., as Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Managing Director

WEST STREET STRATEGIC SOLUTIONS EMPLOYEE FUND I, L.P.

By: Goldman Sachs Asset Management, L.P., as Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Managing Director

WEST STREET STRATEGIC SOLUTIONS EMPLOYEE OFFSHORE FUND I, L.P.

By: Goldman Sachs Asset Management, L.P., as Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Managing Director

BROAD STREET CREDIT HOLDINGS LLC

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Vice President, Secretary & Assistant General Counsel

GOLDMAN SACHS SPECIALTY LENDING GROUP, L.P.

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Vice President, Secretary & Assistant General Counsel

GOLDMAN SACHS BANK USA

By:	/s/ William Y. Eng
Name:	William Y. Eng
Title:	Authorized Signatory

BROAD STREET PRINCIPAL INVESTMENTS, L.L.C.

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Vice President, Secretary & Assistant General Counsel

SPECIAL SITUATIONS INVESTING GROUP II, LLC

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Secretary and Assistant General Counsel

GS FUND HOLDINGS L.L.C.

By:	The Goldman Sachs Group, Inc., its Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Attorney-in-Fact

VERIFICATION

Each of the undersigned states that he or she has duly executed the attached Application for an Order under Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended, and Rule 17d-1 thereunder, dated April 24, 2025 for and on behalf of Goldman Sachs BDC, Inc., Silver Capital Holdings LLC, Goldman Sachs Private Middle Market Credit II LLC, Goldman Sachs Middle Market Lending Corp. II, Phillip Street Middle Market Lending Fund LLC, Goldman Sachs Private Credit Corp., West Bay BDC LLC, BDC Blocker I, LLC, GSBD Blocker II, LLC, GSBD Blocker III LLC, GSBD Blocker IV LLC, GSBD Wine I, LLC, GSBD Blocker V, LLC, GSBD Blocker VI, LLC, MMLC Blocker I, LLC, MMLC Blocker II, LLC, MMLC Blocker III, LLC, MMLC Wine I, LLC, Goldman Sachs Private Middle Market Credit SPV LLC, Goldman Sachs Private Middle Market Credit SPV II LLC, PMMC Blocker I, LLC, PMMC Blocker II, LLC, PMMC Blocker III, LLC, PMMC Wine I, LLC, Goldman Sachs Private Middle Market Credit II SPV LLC, Goldman Sachs Private Middle Market Credit II SPV II LLC, PMMC II Blocker III LLC, PMMC II Blocker IV LLC, PMMC II Blocker V LLC, PMMC II Blocker VI, LLC, PMMC II Blocker VII, LLC, MMLC II Blocker I, LLC, MMLC II Blocker II, LLC, Phillip Street Middle Market Lending Investments LLC, Phillip Street Middle Market Lending Investment Holdings LLC, PSLF Blocker I, LLC, GS Private Credit SPV Public I LLC, GSCR Blocker I, LLC, GSCR Mott Street SPV LLC, Goldman Sachs Asset Management, L.P., Senior Credit Fund (UCR) LLC, Senior Credit Fund (UCR) SPV LLC, Aegis Senior Credit SPV LLC, Insurance Private Credit I LLC, Insurance Private Credit II LLC, Insurance Private Credit III LLC, Insurance Private Credit IV LLC, Senior Credit Fund (Series G) LP, Senior Credit Fund (Series G) Foreign Income Blocker LLC, Broad Street Loan Partners IV Offshore, SLP, Broad Street Loan Partners IV Offshore – Unlevered, SLP, Broad Street Loan Partners IV Offshore –Unlevered B, SLP, West Street Senior Credit Partners III, L.P., GS Mezzanine Partners VII, L.P., GS Mezzanine Partners VII Offshore, L.P., GS Mezzanine Partners VII Offshore Treaty, L.P., West Street Climate Credit (DEL) LP, West Street Climate Credit LP, West Street Climate Credit SLP, West Street Climate Credit Treaty SLP, West Street Climate Credit Treaty Unlevered SLP, West Street Teno Partners, SLP, Broad Street Teno Partners, S.à r.l., West Street Generali Partners, SLP, West Street Generali Partners II, SLP, West Street Generali Partners II, S.à r.l., West Street PKA Partners, SLP, West Street PKA Partners, S.à r.l., West Street EP, L.P., West Street EP, S.à r.l., West Street GCPD Partners, L.P., West Street GCPD Partners, S.à r.l., Broad Street VG Partners, SLP, Broad Street VG Partners, S.à r.l., Broad Street Danish Credit Partners, L.P., West Street Private Credit Partners (A), LP, West Street Private Credit Partners (O), L.P., West Street Private Credit Partners (O) Investments, L.P., West Street Private Credit Partners (O) Holding Ltd, West Street Private Credit Partners (O), S.à r.l., West Street TFL Credit Partners, SLP, West Street NJ Private Credit Partners LP, West Street NJ Private Credit Partners Investments LLC, West Street NJ Private Credit Partners Investment Holdings LLC, West Street NJ Private Credit Partners, S.à r.l., West Street Mezzanine Partners VIII Offshore Feeder, L.L.C., West Street Mezzanine Partners VIII Offshore Feeder B, L.P., West Street Mezzanine Partners VIII Unlevered, SLP, West Street Mezzanine Partners VIII Unlevered II, SLP, West Street Mezzanine Partners VIII Unlevered III, SLP, West Street Mezzanine Partners VIII Treaty, SLP, West Street Mezzanine Partners VIII Europe, SLP, West Street Mezzanine Co-Investment Partners (C), L.P., West Street Mezzanine Co-Investment Partners (G) LP, West Street Mezzanine Co-Investment Partners (K), L.P., West Street Mezzanine Co-Investment Partners VIII Offshore (BIC), L.P., West Street Mezzanine Co-Investment Partners (N), L.P., West Street LP V Co-Investment Partners (C), L.P., West Street (Q) Private Credit Partners, L.P., West Street KFA Partners, LLC, West Street MIC Asia Partners LP, West Street Texas Partners II, L.P., West Street European Middle Market Credit Fund, SLP, West Street European Middle Market Credit Fund Unlevered, SLP, WSMP Co-Investment Partners (BIC) Jersey Limited, WSMP Co-Investment Partners (BIC), S.à r.l., WSMP Co-Investment Partners (BIC), SLP, WSMP Co-Invest Partners (K), S.à r.l., West Street Mezzanine Co-Investment Partners Unlevered (A), SLP, WSMP VIII Investments A, SLP, WSMP VIII Investment Holdings A, L.P., WSMP VIII Investments B, LLC, WSMP VIII Investment Holdings B, L.P., WSMP VIII Investments C, SLP, WSMP VIII Investment Holdings C, L.P., WSMP VIII Investments D, LLC, WSMP VIII Investment Holdings D, L.P., WSMP VIII Investments E, SCSP, WSMP VIII Investments F, SCSP, WSMP VIII Investments H, SCSP, WSMP VIII Investments I, SCSP, WSMP VIII Investments J, LP, WSMP VIII Investments K, LP, WSMP VIII Investments L, SLP, WSMP VIII Investments M S.à r.l., WSMP VIII Investments N S.à r.l., WSMP VIII Investments O S.à r.l., WSMP VIII Investments P S.à r.l., WSMP VIII Investments Q, LLC, WSMP VIII Investments R, LLC, WSMP VIII Investments S, LLC, WSMP VIII Investments T, SLP, WSMP VIII Investments U, LP, WSMP VIII Investments V, SLP, WSMP VIII Offshore Investments, SLP, West Street Private Markets 2023, L.P., West Street Private Markets 2023 Offshore, SLP, West Street Credit Co-Investment Partners (I), L.P., West Street Loan Partners V, SLP, West Street Loan Partners V—Unlevered, SLP, West Street Loan Partners V Europe, SLP, West Street Loan Partners V Offshore Europe (USD), L.P., West Street Loan Partners V Offshore Europe (EUR), L.P., West Street Loan Partners V Europe (EUR)—Unlevered, SLP, West Street Loan Partners V Europe (EUR) – Unlevered II, SLP, West Street Credit Partners (ACA), SLP, West Street Asia Private Credit Partners (O), LP, West Street Asia Private Credit Partner (O) Hedge SPV L.P., West Street Asia Private Credit Partners (O) Pte. Ltd., West Street PKA Partners II, SLP, West Street Private Markets 2024, L.P., West Street Private Markets 2024 Offshore, L.P., West Street Private Markets 2024 Luxembourg, SLP, Broad Street Senior Credit Partners II Employee Fund, L.P., West Street Senior Credit Partners III Employee Fund, L.P., West Street Senior Credit Partners III Employee UK Offshore, L.P., GS Mezzanine Partners VII MBD Fund, L.P., GS Mezzanine Partners VII MBD Offshore Fund, L.P., GS Mezzanine Partners VII Employee Offshore Fund, L.P., GS Mezzanine Partners VII Employee Fund, L.P., West Street Strategic Solutions MBD Fund I, L.P., West Street Strategic Solutions MBD Offshore Fund I, L.P., West Street Strategic Solutions Employee Fund I, L.P., West Street Strategic Solutions Employee Offshore Fund I, L.P., Broad Street Credit Holdings LLC, Goldman Sachs Specialty Lending Group, L.P., Goldman Sachs Bank USA, Broad Street Principal Investments, L.L.C., Special Situations Investing Group II, LLC, and GS Fund Holdings L.L.C., as the case may be; that he or she holds office with such entity as indicated below and that all action by directors, officers, stockholders, general partners, trustees or members of each entity and any other body necessary to authorize the undersigned to execute and file such Application has been taken. Each of the undersigned further states that he or she is familiar with such instrument and the contents thereof, and that the facts set forth therein are true to the best of his or her knowledge, information and belief.

GOLDMAN SACHS BDC, INC.

By:	/s/ Stanley Matuszewski
Name:	Stanley Matuszewski
Title:	Chief Financial Officer

SILVER CAPITAL HOLDINGS LLC

By:	/s/ Stanley Matuszewski
Name:	Stanley Matuszewski
Title:	Chief Financial Officer

GOLDMAN SACHS PRIVATE MIDDLE
MARKET CREDIT II LLC

By:	/s/ Stanley Matuszewski
Name:	Stanley Matuszewski
Title:	Chief Financial Officer

GOLDMAN SACHS MIDDLE MARKET
LENDING CORP. II

By:	/s/ Stanley Matuszewski
Name:	Stanley Matuszewski
Title:	Chief Financial Officer

PHILLIP STREET MIDDLE MARKET LENDING FUND LLC

By:	/s/ Stanley Matuszewski
Name:	Stanley Matuszewski
Title:	Chief Financial Officer

GOLDMAN SACHS PRIVATE CREDIT CORP.

By:	/s/ Stanley Matuszewski
Name:	Stanley Matuszewski
Title:	Chief Financial Officer

WEST BAY BDC LLC

By:	/s/ Stanley Matuszewski
Name:	Stanley Matuszewski
Title:	Chief Financial Officer

BDC BLOCKER I, LLC

By:	Goldman Sachs BDC, Inc., its sole member

By:	/s/ Stanley Matuszewski
Name:	Stanley Matuszewski
Title:	Chief Financial Officer

GSBD BLOCKER II, LLC

By:	Goldman Sachs BDC, Inc., its sole member

By:	/s/ Stanley Matuszewski
Name:	Stanley Matuszewski
Title:	Chief Financial Officer

GSBD BLOCKER III LLC

By:	Goldman Sachs BDC, Inc., its sole member

By:	/s/ Stanley Matuszewski
Name: Stanley Matuszewski
Title:	Chief Financial Officer

GSBD BLOCKER IV LLC

By:	Goldman Sachs BDC, Inc., its sole member

By:	/s/ Stanley Matuszewski
Name: Stanley Matuszewski
Title:	Chief Financial Officer

GSBD WINE I, LLC

By:	/s/ Stanley Matuszewski
Name:	Stanley Matuszewski
Title:	Manager

GSBD BLOCKER V, LLC

By:	Goldman Sachs BDC, Inc., its sole member

By:	/s/ Stanley Matuszewski
Name: Stanley Matuszewski
Title:	Chief Financial Officer

GSBD BLOCKER VI, LLC

By:	Goldman Sachs BDC, Inc., its sole member

By:	/s/ Stanley Matuszewski
Name:	Stanley Matuszewski
Title:	Chief Financial Officer

MMLC BLOCKER I, LLC

By:	Goldman Sachs BDC, Inc., its sole member

By:	/s/ Stanley Matuszewski
Name:	Stanley Matuszewski
Title:	Chief Financial Officer

MMLC BLOCKER II, LLC

By:	Goldman Sachs BDC, Inc., its sole member

By:	/s/ Stanley Matuszewski
Name:	Stanley Matuszewski
Title:	Chief Financial Officer

MMLC BLOCKER III, LLC

By:	Goldman Sachs BDC, Inc., its sole member

By:	/s/ Stanley Matuszewski
Name:	Stanley Matuszewski
Title:	Chief Financial Officer

MMLC WINE I, LLC

By:	/s/ Stanley Matuszewski
Name:	Stanley Matuszewski
Title:	Manager

GOLDMAN SACHS PRIVATE MIDDLE MARKET CREDIT SPV LLC

By:	Silver Capital Holdings LLC, its Designated Manager

By:	/s/ Stanley Matuszewski
Name:	Stanley Matuszewski
Title:	Chief Financial Officer

GOLDMAN SACHS PRIVATE MIDDLE MARKET CREDIT SPV II LLC

By:	Silver Capital Holdings LLC, its Designated Manager

By:	/s/ Stanley Matuszewski
Name:	Stanley Matuszewski
Title:	Chief Financial Officer

PMMC BLOCKER I, LLC

By:	Silver Capital Holdings LLC, its sole member

By:	/s/ Stanley Matuszewski
Name:	Stanley Matuszewski
Title:	Chief Financial Officer

PMMC BLOCKER II, LLC

By:	Silver Capital Holdings LLC, its sole member

By:	/s/ Stanley Matuszewski
Name:	Stanley Matuszewski
Title:	Chief Financial Officer

PMMC BLOCKER III, LLC

By:	Silver Capital Holdings LLC, its sole member

By:	/s/ Stanley Matuszewski
Name:	Stanley Matuszewski
Title:	Chief Financial Officer

PMMC WINE I, LLC

By:	/s/ Stanley Matuszewski
Name:	Stanley Matuszewski
Title:	Manager

GOLDMAN SACHS PRIVATE MIDDLE MARKET CREDIT II SPV LLC

By:	Goldman Sachs Private Middle Market Credit II LLC, its Designated Manager

By:	/s/ Stanley Matuszewski
Name:	Stanley Matuszewski
Title:	Chief Financial Officer

GOLDMAN SACHS PRIVATE MIDDLE MARKET CREDIT II SPV II LLC

By:	Goldman Sachs Private Middle Market Credit II LLC, its Designated Manager

By:	/s/ Stanley Matuszewski
Name:	Stanley Matuszewski
Title:	Chief Financial Officer

PMMC II BLOCKER III LLC

By:	Goldman Sachs Private Middle Market Credit II LLC, its sole member

By:	/s/ Stanley Matuszewski
Name:	Stanley Matuszewski
Title:	Chief Financial Officer

PMMC II BLOCKER IV LLC

By:	Goldman Sachs Private Middle Market Credit II LLC, its sole member

By:	/s/ Stanley Matuszewski
Name:	Stanley Matuszewski
Title:	Chief Financial Officer

PMMC II BLOCKER V LLC

By:	Goldman Sachs Private Middle Market Credit II LLC, its sole member

By:	/s/ Stanley Matuszewski
Name:	Stanley Matuszewski
Title:	Chief Financial Officer

PMMC II BLOCKER VI, LLC

By:	Goldman Sachs Private Middle Market Credit II LLC, its sole member

By:	/s/ Stanley Matuszewski
Name:	Stanley Matuszewski
Title:	Chief Financial Officer

PMMC II BLOCKER VII, LLC

By:	Goldman Sachs Private Middle Market Credit II LLC, its sole member

By:	/s/ Stanley Matuszewski
Name:	Stanley Matuszewski
Title:	Chief Financial Officer

MMLC II BLOCKER I, LLC

By:	Goldman Sachs Private Middle Market Lending Corp. II, its sole member

By:	/s/ Stanley Matuszewski
Name:	Stanley Matuszewski
Title:	Chief Financial Officer

MMLC II BLOCKER II, LLC

By:	Goldman Sachs Private Middle Market Lending Corp. II, its sole member

By:	/s/ Stanley Matuszewski
Name:	Stanley Matuszewski
Title:	Chief Financial Officer

PHILLIP STREET MIDDLE MARKET LENDING INVESTMENTS LLC

By:	Phillip Street Middle Market Lending Fund LLC, its Designated Manager

By:	/s/ Stanley Matuszewski
Name:	Stanley Matuszewski
Title:	Chief Financial Officer

PHILLIP STREET MIDDLE MARKET LENDING INVESTMENT HOLDINGS LLC

By:	Phillip Street Middle Market Lending Fund LLC, its Designated Manager

By:	/s/ Stanley Matuszewski
Name:	Stanley Matuszewski
Title:	Chief Financial Officer

PSLF BLOCKER I, LLC

By:	Phillip Street Middle Market Lending Fund LLC, its Managing Member

By:	/s/ Stanley Matuszewski
Name:	Stanley Matuszewski
Title:	Chief Financial Officer

GS PRIVATE CREDIT SPV PUBLIC I LLC

By:	Goldman Sachs Private Credit Corp., its Sole Member

By:	/s/ Stanley Matuszewski
Name:	Stanley Matuszewski
Title:	Chief Financial Officer

GSCR BLOCKER I, LLC

By:	Goldman Sachs Private Credit Corp., its Sole Member

By:	/s/ Stanley Matuszewski
Name:	Stanley Matuszewski
Title:	Chief Financial Officer

GSCR MOTT STREET SPV LLC

By:	Goldman Sachs Private Credit Corp., its Sole Member

By:	/s/ Stanley Matuszewski
Name:	Stanley Matuszewski
Title:	Chief Financial Officer

GOLDMAN SACHS ASSET MANAGEMENT, L.P.

By:	/s/ Tucker Greene
Name:	Tucker Greene
Title:	Managing Director

SENIOR CREDIT FUND (UCR) LLC

By:	Senior Credit Fund (UCR) Advisors LLC, its Managing Member

By:	/s/ Stanley Matuszewski
Name:	Stanley Matuszewski
Title:	Chief Financial Officer and Treasurer

SENIOR CREDIT FUND (UCR) SPV LLC

By:	Senior Credit Fund (UCR) LLC, its designated Manager

By:	Senior Credit Fund (UCR) Advisors LLC, its Managing Member

By:	/s/ Stanley Matuszewski
Name:	Stanley Matuszewski
Title:	Chief Financial Officer and Treasurer

AEGIS SENIOR CREDIT SPV LLC

By:	Goldman Sachs Asset Management, L.P., its Investment Manager

By:	/s/ Tucker Greene
Name:	Tucker Greene
Title:	Authorized Signatory

INSURANCE PRIVATE CREDIT I LLC

By:	Goldman Sachs Asset Management, L.P., its Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Authorized Signatory

INSURANCE PRIVATE CREDIT II LLC

By:	Goldman Sachs Asset Management, L.P., its Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Authorized Signatory

INSURANCE PRIVATE CREDIT III LLC

By:	Goldman Sachs Asset Management, L.P., its Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Authorized Signatory

INSURANCE PRIVATE CREDIT IV LLC

By:	Goldman Sachs Asset Management, L.P., its Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Authorized Signatory

SENIOR CREDIT FUND (SERIES G) LP

By:	Goldman Sachs Asset Management, L.P., as Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Authorized Signatory

SENIOR CREDIT FUND (SERIES G) FOREIGN INCOME BLOCKER LLC

By:	Senior Credit Fund (Series G) LP, its sole member

By:	Goldman Sachs Asset Management, L.P., as Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Authorized Signatory

BROAD STREET LOAN PARTNERS IV OFFSHORE, SLP

By:	Goldman Sachs Asset Management, L.P., its Collateral Servicer

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Authorized Signatory

BROAD STREET LOAN PARTNERS IV OFFSHORE – UNLEVERED, SLP

By:	Goldman Sachs Asset Management, L.P., its Collateral Servicer

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Authorized Signatory

BROAD STREET LOAN PARTNERS IV OFFSHORE – UNLEVERED B, SLP

By:	Goldman Sachs Asset Management, L.P., its Collateral Servicer

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Authorized Signatory

WEST STREET SENIOR CREDIT PARTNERS III, L.P.

By:	Goldman Sachs Asset Management, L.P., as Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Authorized Signatory

GS MEZZANINE PARTNERS VII, L.P.

By:	Goldman Sachs Asset Management, L.P., its Collateral Servicer

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Authorized Signatory

GS MEZZANINE PARTNERS VII OFFSHORE, L.P.

By:	Goldman Sachs Asset Management, L.P., its Collateral Servicer

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Authorized Signatory

GS MEZZANINE PARTNERS VII OFFSHORE TREATY, L.P.

By:	Goldman Sachs Asset Management, L.P., its Collateral Servicer

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Authorized Signatory

WEST STREET CLIMATE CREDIT (DEL) LP

By:	Goldman Sachs Asset Management, L.P., its Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Authorized Signatory

WEST STREET CLIMATE CREDIT LP

By:	West Street Climate Credit Advisors LLC, its General Partner

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Vice President, Secretary, & Assistant General Counsel

WEST STREET CLIMATE CREDIT SLP

By:	West Street Climate Credit Advisors S.à r.l., its general partner

By:	/s/ Laurence Rongvaux
Name:	Laurence Rongvaux
Title:	Manager

By:	/s/ Laurence Rongvaux /s/ Raphael Poncelet
Name:	Broad Street Luxembourg S.a r.l. (represented by Laurence Rongvaux and Raphael Poncelet)
Title:	Manager

WEST STREET CLIMATE CREDIT TREATY SLP

By:	West Street Climate Credit Treaty Advisors S.à r.l., its general partner

By:	/s/ Laurence Rongvaux
Name:	Laurence Rongvaux
Title:	Manager

By:	/s/ Laurence Rongvaux /s/ Raphael Poncelet
Name:	Broad Street Luxembourg S.a r.l. (represented by Laurence Rongvaux and Raphael Poncelet)
Title:	Manager

WEST STREET CLIMATE CREDIT TREATY UNLEVERED SLP

By:	West Street Climate Credit Treaty Unlevered Advisors S.à r.l., its general partner

By:	/s/ Laurence Rongvaux
Name:	Laurence Rongvaux
Title:	Manager

By:	/s/ Laurence Rongvaux /s/ Raphael Poncelet
Name:	Broad Street Luxembourg S.a r.l. (represented by Laurence Rongvaux and Raphael Poncelet)
Title:	Manager

WEST STREET TENO PARTNERS, SLP

By:	Goldman Sachs Asset Management, L.P., its Collateral Servicer

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Authorized Signatory

BROAD STREET TENO PARTNERS, S.À R.L.

By:	/s/ Raphael Poncelet
Name:	Raphael Poncelet
Title:	Manager

By:	/s/ Laurence Rongvaux /s/ Raphael Poncelet
Name:	Broad Street Luxembourg S.à r.l. (represented by Laurence Rongvaux and Raphael Poncelet)
Title:	Manager

WEST STREET GENERALI PARTNERS, SLP

By:	Goldman Sachs Asset Management, L.P., its Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Authorized Signatory

WEST STREET GENERALI PARTNERS II, SLP

By:	Goldman Sachs Asset Management, L.P., its Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Authorized Signatory

WEST STREET GENERALI PARTNERS II, S.À R.L.

By:	/s/ Raphael Poncelet
Name:	Raphael Poncelet
Title:	Manager

By:	/s/ Laurence Rongvaux /s/ Raphael Poncelet
Name:	Broad Street Luxembourg S.à r.l. (represented by Laurence Rongvaux and Raphael Poncelet)
Title:	Manager

WEST STREET PKA PARTNERS, SLP

By:	Goldman Sachs Asset Management, L.P., its Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Authorized Signatory

WEST STREET PKA PARTNERS, S.À R.L.

By:	/s/ Raphael Poncelet
Name:	Raphael Poncelet
Title:	Manager

By:	/s/ Laurence Rongvaux /s/ Raphael Poncelet
Name:	Broad Street Luxembourg S.à r.l. (represented by Laurence Rongvaux and Raphael Poncelet)
Title:	Manager

WEST STREET EP, L.P.

By:	Goldman Sachs Asset Management, L.P., Attorney-in-Fact

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Authorized Signatory

WEST STREET EP, S.À R.L.

By:	/s/ Raphael Poncelet
Name:	Raphael Poncelet
Title:	Manager

By:	/s/ Laurence Rongvaux /s/ Raphael Poncelet
Name:	Broad Street Luxembourg S.à r.l. (represented by Laurence Rongvaux and Raphael Poncelet)
Title:	Manager

WEST STREET GCPD PARTNERS, L.P.

By:	Goldman Sachs Asset Management, L.P., as Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Authorized Signatory

WEST STREET GCPD PARTNERS, S.À R.L.

By:	/s/ Raphael Poncelet
Name:	Raphael Poncelet
Title:	Manager

By:	/s/ Laurence Rongvaux /s/ Raphael Poncelet
Name:	Broad Street Luxembourg S.à r.l. (represented by Laurence Rongvaux and Raphael Poncelet)
Title:	Manager

BROAD STREET VG PARTNERS, SLP

By:	Goldman Sachs Asset Management, L.P., Attorney-in-Fact

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Authorized Signatory

BROAD STREET VG PARTNERS, S.À R.L.

By:	/s/ Raphael Poncelet
Name:	Raphael Poncelet
Title:	Manager

By:	/s/ Laurence Rongvaux /s/ Raphael Poncelet
Name:	Broad Street Luxembourg S.à r.l. (represented by Laurence Rongvaux and Raphael Poncelet)
Title:	Manager

BROAD STREET DANISH CREDIT PARTNERS, L.P.

By:	Goldman Sachs Asset Management, L.P., its Investment Manager and Collateral Servicer

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Authorized Signatory

WEST STREET PRIVATE CREDIT PARTNERS (A), LP
WEST STREET PRIVATE CREDIT PARTNERS (O), L.P.

By:	Goldman Sachs Asset Management, L.P., as Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Authorized Signatory

WEST STREET PRIVATE CREDIT PARTNERS (O) INVESTMENTS, L.P.

By:	Goldman Sachs Asset Management, L.P., as Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Authorized Signatory

WEST STREET PRIVATE CREDIT PARTNERS (O) HOLDING LTD

By:	/s/ Kelly Devine
Name:	Kelly Devine
Title:	Director

WEST STREET PRIVATE CREDIT PARTNERS (O), S.À R.L.

By:	/s/ Raphael Poncelet
Name:	Raphael Poncelet
Title:	Manager

By:	/s/ Laurence Rongvaux /s/ Raphael Poncelet
Name:	Broad Street Luxembourg S.à r.l. (represented by Laurence Rongvaux and Raphael Poncelet)
Title:	Manager

WEST STREET TFL CREDIT PARTNERS, SLP

By:	Goldman Sachs Asset Management, L.P., its Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Authorized Signatory

WEST STREET NJ PRIVATE CREDIT PARTNERS LP
WEST STREET NJ PRIVATE CREDIT PARTNERS INVESTMENTS LLC
WEST STREET NJ PRIVATE CREDIT PARTNERS
INVESTMENT HOLDINGS LLC

By:	Goldman Sachs Asset Management, L.P., as Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Authorized Signatory

WEST STREET NJ PRIVATE CREDIT PARTNERS, S.À R.L.

By:	/s/ Raphael Poncelet
Name:	Raphael Poncelet
Title:	Manager

By:	/s/ Laurence Rongvaux /s/ Raphael Poncelet
Name:	Broad Street Luxembourg S.à r.l. (represented by Laurence Rongvaux and Raphael Poncelet)
Title:	Manager

WEST STREET MEZZANINE PARTNERS VIII OFFSHORE FEEDER, L.L.C.
WEST STREET MEZZANINE PARTNERS VIII OFFSHORE FEEDER B, L.P.
WEST STREET MEZZANINE PARTNERS VIII UNLEVERED, SLP
WEST STREET MEZZANINE PARTNERS VIII UNLEVERED II, SLP
WEST STREET MEZZANINE PARTNERS VIII UNLEVERED III, SLP
WEST STREET MEZZANINE PARTNERS VIII TREATY, SLP
WEST STREET MEZZANINE PARTNERS VIII EUROPE, SLP

By:	Goldman Sachs Asset Management, L.P., as Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Authorized Signatory

WEST STREET MEZZANINE CO-INVESTMENT PARTNERS VIII OFFSHORE (BIC), L.P.

By: Goldman Sachs Asset Management, L.P., as Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Authorized Signatory

WEST STREET MEZZANINE CO-INVESTMENT PARTNERS (C), L.P.
WEST STREET MEZZANINE CO-INVESTMENT PARTNERS (K), L.P.

By:	Goldman Sachs Asset Management, L.P., as Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Authorized Signatory

WEST STREET MEZZANINE CO-INVESTMENT PARTNERS (G) LP

By:	Goldman Sachs Asset Management, L.P., as Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Authorized Signatory

WEST STREET MEZZANINE CO-INVESTMENT PARTNERS (N), L.P.

By:	Goldman Sachs Asset Management, L.P., as Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Authorized Signatory

WEST STREET LP V CO-INVESTMENT PARTNERS (C), L.P.

By: Goldman Sachs Asset Management, L.P., as investment manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Authorized Signatory

WEST STREET (Q) PRIVATE CREDIT PARTNERS, L.P.

By: Goldman Sachs Asset Management, L.P., its Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Authorized Signatory

WEST STREET KFA PARTNERS, LLC

By: West Street KFA Partners Manager, LLC, its manager

By: Goldman Sachs Asset Management, L.P., as investment manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Authorized Signatory

WEST STREET MIC ASIA PARTNERS LP

By: West Street MIC Asia GP, LLC, its General Partner

By:	/s/ William Y. Eng
Name:	William Y. Eng
Title:	Authorized Signatory

WEST STREET TEXAS PARTNERS II, L.P.

By: Goldman Sachs Asset Management, L.P., as Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Authorized Signatory

WEST STREET EUROPEAN MIDDLE MARKET CREDIT FUND, SLP

By: Goldman Sachs Asset Management, L.P., as Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Authorized Signatory

WEST STREET EUROPEAN MIDDLE MARKET CREDIT FUND UNLEVERED, SLP

By: Goldman Sachs Asset Management, L.P., as Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Authorized Signatory

WSMP CO-INVESTMENT PARTNERS (BIC) JERSEY LIMITED

By:	/s/ Michael J. Lynam
Name:	Michael J. Lynam
Title:	Director

WSMP CO-INVESTMENT PARTNERS (BIC), S.À R.L.

By:	/s/ Paul Brogan
Name:	Paul Brogan
Title:	Manager

By:	/s/ Francisco Bereciartua
Name:	Francisco Bereciartua
Title:	Manager

WSMP CO-INVESTMENT PARTNERS (BIC), SLP

By:	WSMP Co-Investment Partners (BIC), S.à r.l., its General Partner

By:	/s/ Paul Brogan
Name:	Paul Brogan
Title:	Manager

By:	/s/ Karuna Ramburun
Name:	Karuna Ramburun
Title:	Manager

WSMP CO-INVEST PARTNERS (K), S.À R.L.

By:	/s/ Paul Brogan
Name:	Paul Brogan
Title:	Manager

By:	/s/ Francisco Bereciartua
Name:	Francisco Bereciartua
Title:	Manager

WEST STREET MEZZANINE CO-INVESTMENT PARTNERS UNLEVERED (A), SLP

By:	Goldman Sachs Asset Management, L.P., as Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title: Authorized Signatory

WSMP VIII INVESTMENTS A, SLP
WSMP VIII INVESTMENT HOLDINGS A, L.P.
WSMP VIII INVESTMENTS B, LLC
WSMP VIII INVESTMENT HOLDINGS B, L.P.
WSMP VIII INVESTMENTS C, SLP
WSMP VIII INVESTMENT HOLDINGS C, L.P.
WSMP VIII INVESTMENTS D, LLC
WSMP VIII INVESTMENT HOLDINGS D, L.P.
WSMP VIII INVESTMENTS E, SCSP
WSMP VIII INVESTMENTS F, SCSP
WSMP VIII INVESTMENTS H, SCSP
WSMP VIII INVESTMENTS I, SCSP
WSMP VIII INVESTMENTS J, LP
WSMP VIII INVESTMENTS K, LP
WSMP VIII INVESTMENTS L, SLP
WSMP VIII INVESTMENTS Q, LLC
WSMP VIII INVESTMENTS R, LLC
WSMP VIII INVESTMENTS S, LLC
WSMP VIII INVESTMENTS T, SLP
WSMP VIII INVESTMENTS U, LP
WSMP VIII INVESTMENTS V, SLP
WSMP VIII OFFSHORE INVESTMENTS, SLP

By:	Goldman Sachs Asset Management, L.P., as Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Authorized Signatory

WSMP VIII INVESTMENTS M S.À R.L.
WSMP VIII INVESTMENTS N S.À R.L.
WSMP VIII INVESTMENTS O S.À R.L.
WSMP VIII INVESTMENTS P S.À R.L.

By:	/s/ Francisco Bereciartua
Name:	Francisco Bereciartua
Title:	Manager

By:	/s/ Paul Brogan
Name:	Paul Brogan
Title:	Manager

WEST STREET PRIVATE MARKETS 2023, L.P.

By: Goldman Sachs Asset Management, L.P., its Investment Manager

By: /s/ Hristo D. Dimitrov
Name: Hristo D. Dimitrov
Title: Authorized Signatory

WEST STREET PRIVATE MARKETS 2023 OFFSHORE, SLP

By:	Goldman Sachs Asset Management, L.P., its Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Authorized Signatory

WEST STREET CREDIT CO-INVESTMENT PARTNERS (I), L.P.

By:	Goldman Sachs Asset Management, L.P., its Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Authorized Signatory

WEST STREET LOAN PARTNERS V, SLP
WEST STREET LOAN PARTNERS V – UNLEVERED, SLP
WEST STREET LOAN PARTNERS V EUROPE, SLP
WEST STREET LOAN PARTNERS V OFFSHORE EUROPE (USD), L.P.
WEST STREET LOAN PARTNERS V OFFSHORE EUROPE (EUR), L.P.
WEST STREET LOAN PARTNERS V EUROPE (EUR) – UNLEVERED, SLP

By:	Goldman Sachs Asset Management, L.P., as Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Authorized Signatory

WEST STREET LOAN PARTNERS V EUROPE (EUR) – UNLEVERED II, SLP

By:	Goldman Sachs Asset Management, L.P., as Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Authorized Signatory

WEST STREET CREDIT PARTNERS (ACA), SLP

By:	Goldman Sachs Asset Management, L.P., as Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Authorized Signatory

WEST STREET ASIA PRIVATE CREDIT PARTNERS (O), LP

By:	West Street Asia Private Credit Partners (O) GP, LLC, its general partner

By:	/s/ William Y. Eng
Name:	William Y. Eng
Title:	Authorized Signatory

WEST STREET ASIA PRIVATE CREDIT PARTNERS (O) HEDGE SPV, L.P.

By:	West Street Asia Private Credit Partners (O) GP, LLC, its general partner

By:	/s/ William Y. Eng
Name:	William Y. Eng
Title:	Authorized Signatory

WEST STREET ASIA PRIVATE CREDIT PARTNERS (O) PTE. LTD.

By:	/s/ Rahul Daga
Name:	Rahul Daga
Title:	Director

WEST STREET PKA PARTNERS II, SLP

By:	Goldman Sachs Asset Management, L.P., its Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Authorized Signatory

WEST STREET PRIVATE MARKETS 2024, L.P.

By:	Goldman Sachs Asset Management, L.P., its Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Authorized Signatory

WEST STREET PRIVATE MARKETS 2024 OFFSHORE, L.P.

By:	Goldman Sachs Asset Management, L.P., its Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Authorized Signatory

WEST STREET PRIVATE MARKETS 2024 LUXEMBOURG, SLP

By:	Goldman Sachs Asset Management, L.P., its Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Authorized Signatory

BROAD STREET SENIOR CREDIT PARTNERS II EMPLOYEE FUND, L.P.

By: Goldman Sachs Asset Management, L.P., as Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Managing Director

WEST STREET SENIOR CREDIT PARTNERS III EMPLOYEE FUND, L.P.

By: Goldman Sachs Asset Management, L.P., as Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Managing Director

WEST STREET SENIOR CREDIT PARTNERS III EMPLOYEE UK OFFSHORE, L.P.

By: Goldman Sachs Asset Management, L.P., as Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Managing Director

GS MEZZANINE PARTNERS VII MBD FUND, L.P.

By: Goldman Sachs Asset Management, L.P., as Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Managing Director

GS MEZZANINE PARTNERS VII MBD OFFSHORE FUND, L.P.

By: Goldman Sachs Asset Management, L.P., as Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Managing Director

GS MEZZANINE PARTNERS VII EMPLOYEE OFFSHORE FUND, L.P.

By: Goldman Sachs Asset Management, L.P., as Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Managing Director

GS MEZZANINE PARTNERS VII EMPLOYEE FUND, L.P.

By: Goldman Sachs Asset Management, L.P., as Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Managing Director

WEST STREET STRATEGIC SOLUTIONS MBD FUND I, L.P.

By: Goldman Sachs Asset Management, L.P., as Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Managing Director

WEST STREET STRATEGIC SOLUTIONS MBD OFFSHORE FUND I, L.P.

By: Goldman Sachs Asset Management, L.P., as Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Managing Director

WEST STREET STRATEGIC SOLUTIONS EMPLOYEE FUND I, L.P.

By: Goldman Sachs Asset Management, L.P., as Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Managing Director

WEST STREET STRATEGIC SOLUTIONS EMPLOYEE OFFSHORE FUND I, L.P.

By: Goldman Sachs Asset Management, L.P., as Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Managing Director

BROAD STREET CREDIT HOLDINGS LLC

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Vice President, Secretary & Assistant General Counsel

GOLDMAN SACHS SPECIALTY LENDING GROUP, L.P.

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Vice President, Secretary & Assistant General Counsel

GOLDMAN SACHS BANK USA

By:	/s/ William Y. Eng
Name:	William Y. Eng
Title:	Authorized Signatory

BROAD STREET PRINCIPAL INVESTMENTS, L.L.C.

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Vice President, Secretary & Assistant General Counsel

SPECIAL SITUATIONS INVESTING GROUP II, LLC

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Secretary and Assistant General Counsel

GS FUND HOLDINGS L.L.C.

By:	The Goldman Sachs Group, Inc., its Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Attorney-in-Fact

APPENDIX A

Existing Affiliated Entities

Below is a list of the Existing Affiliated Entities:

1.	Senior Credit Fund (UCR) LLC

2.	Senior Credit Fund (UCR) SPV LLC

3.	Aegis Senior Credit SPV LLC

4.	Insurance Private Credit I LLC

5.	Insurance Private Credit II LLC

6.	Insurance Private Credit III LLC

7.	Insurance Private Credit IV LLC

8.	Senior Credit Fund (Series G) LP

9.	Senior Credit Fund (Series G) Foreign Income Blocker LLC

10.	Broad Street Loan Partners IV Offshore, SLP

11.	Broad Street Loan Partners IV Offshore – Unlevered, SLP

12.	Broad Street Loan Partners IV Offshore – Unlevered B, SLP

13.	West Street Senior Credit Partners III, L.P.

14.	GS Mezzanine Partners VII, L.P.

15.	GS Mezzanine Partners VII Offshore, L.P.

16.	GS Mezzanine Partners VII Offshore Treaty, L.P.

17.	West Street Climate Credit (DEL) LP

18.	West Street Climate Credit LP

19.	West Street Climate Credit SLP

20.	West Street Climate Credit Treaty SLP

21.	West Street Climate Credit Treaty Unlevered SLP

22.	West Street Teno Partners, SLP

23.	Broad Street Teno Partners, S.à r.l.

24.	West Street Generali Partners, SLP

25.	West Street Generali Partners II, SLP

26.	West Street Generali Partners II, S.à r.l.

27.	West Street PKA Partners, SLP

28.	West Street PKA Partners, S.à r.l.

29.	West Street EP, L.P.

30.	West Street EP, S.à r.l.

31.	West Street GCPD Partners, L.P.

32.	West Street GCPD Partners, S.à r.l.

33.	Broad Street VG Partners, SLP

34.	Broad Street VG Partners, S.à r.l.

35.	Broad Street Danish Credit Partners, L.P.

36.	West Street Private Credit Partners (A), LP

37.	West Street Private Credit Partners (O), L.P.

38.	West Street Private Credit Partners (O) Investments, L.P.

39.	West Street Private Credit Partners (O) Holding Ltd

40.	West Street Private Credit Partners (O), S.à r.l.

41.	West Street TFL Credit Partners, SLP

42.	West Street NJ Private Credit Partners LP

43.	West Street NJ Private Credit Partners Investments LLC

44.	West Street NJ Private Credit Partners Investment Holdings LLC

45.	West Street NJ Private Credit Partners, S.à r.l.

46.	West Street Mezzanine Partners VIII Offshore Feeder, L.L.C.

47.	West Street Mezzanine Partners VIII Offshore Feeder B, L.P.

48.	West Street Mezzanine Partners VIII Unlevered, SLP

49.	West Street Mezzanine Partners VIII Unlevered II, SLP

50.	West Street Mezzanine Partners VIII Unlevered III, SLP

51.	West Street Mezzanine Partners VIII Treaty, SLP

52.	West Street Mezzanine Partners VIII Europe, SLP

53.	West Street Mezzanine Co-Investment Partners (C), L.P.

54.	West Street Mezzanine Co-Investment Partners (G), LP

55.	West Street Mezzanine Co-Investment Partners (K), L.P.

56.	West Street Mezzanine Co-Investment Partners VIII Offshore (BIC), L.P.

57.	West Street Mezzanine Co-Investment Partners (N), L.P.

58.	West Street LP V Co-Investment Partners (C), L.P.

59.	West Street (Q) Private Credit Partners, L.P.

60.	West Street KFA Partners, LLC

61.	West Street MIC Asia Partners LP

62.	West Street Texas Partners II, L.P.

63.	West Street European Middle Market Credit Fund, SLP

64.	West Street European Middle Market Credit Fund Unlevered, SLP

65.	WSMP Co-Investment Partners (BIC) Jersey Limited

66.	WSMP Co-Investment Partners (BIC), S.à r.l.

67.	WSMP Co-Investment Partners (BIC), SLP

68.	WSMP Co-Invest Partners (K), S.à r.l.

69.	West Street Mezzanine Co-Investment Partners Unlevered (A), SLP

70.	WSMP VIII Investments A, SLP

71.	WSMP VIII Investment Holdings A, L.P.

72.	WSMP VIII Investments B, LLC

73.	WSMP VIII Investment Holdings B, L.P.

74.	WSMP VIII Investments C, SLP

75.	WSMP VIII Investment Holdings C, L.P.

76.	WSMP VIII Investments D, LLC

77.	WSMP VIII Investment Holdings D, L.P.

78.	WSMP VIII Investments E, SCSP

79.	WSMP VIII Investments F, SCSP

80.	WSMP VIII Investments H, SCSP

81.	WSMP VIII Investments I, SCSP

82.	WSMP VIII Investments J, LP

83.	WSMP VIII Investments K, LP

84.	WSMP VIII Investments L, SLP

85.	WSMP VIII Investments M S.à r.l.

86.	WSMP VIII Investments N S.à r.l.

87.	WSMP VIII Investments O S.à r.l.

88.	WSMP VIII Investments P S.à r.l.

89.	WSMP VIII Investments Q, LLC

90.	WSMP VIII Investments R, LLC

91.	WSMP VIII Investments S, LLC

92.	WSMP VIII Investments T, SLP

93.	WSMP VIII Investments U, LP

94.	WSMP VIII Investments V, SLP

95.	WSMP VIII Offshore Investments, SLP

96.	West Street Private Markets 2023, L.P.

97.	West Street Private Markets 2023 Offshore, SLP

98.	West Street Credit Co-Investment Partners (I), L.P.

99.	West Street Loan Partners V, SLP

100.	West Street Loan Partners V—Unlevered, SLP

101.	West Street Loan Partners V Europe, SLP

102.	West Street Loan Partners V Offshore Europe (USD), L.P.

103.	West Street Loan Partners V Offshore Europe (EUR), L.P.

104.	West Street Loan Partners V Europe (EUR)—Unlevered, SLP

105.	West Street Loan Partners V Europe (EUR) – Unlevered II, SLP

106.	West Street Credit Partners (ACA), SLP

107.	West Street Asia Private Credit Partners (O), LP

108.	West Street Asia Private Credit Partners (O) Hedge SPV L.P.

109.	West Street Asia Private Credit Partners (O) Pte. Ltd.

110.	West Street PKA Partners II, SLP

111.	West Street Private Markets 2024, L.P.

112.	West Street Private Markets 2024 Offshore, L.P.

113.	West Street Private Markets 2024 Luxembourg, SLP

114.	Broad Street Senior Credit Partners II Employee Fund, L.P.

115.	West Street Senior Credit Partners III Employee Fund, L.P.

116.	West Street Senior Credit Partners III Employee UK Offshore, L.P.

117.	GS Mezzanine Partners VII MBD Fund, L.P.

118.	GS Mezzanine Partners VII MBD Offshore Fund, L.P.

119.	GS Mezzanine Partners VII Employee Offshore Fund, L.P.

120.	GS Mezzanine Partners VII Employee Fund, L.P.

121.	West Street Strategic Solutions MBD Fund I, L.P.

122.	West Street Strategic Solutions MBD Offshore Fund I, L.P.

123.	West Street Strategic Solutions Employee Fund I, L.P.

124.	West Street Strategic Solutions Employee Offshore Fund I, L.P.

125.	Broad Street Credit Holdings LLC

126.	Goldman Sachs Specialty Lending Group, L.P.

127.	Goldman Sachs Bank USA

128.	Broad Street Principal Investments, L.L.C.

129.	Special Situations Investing Group II, LLC

130.	GS Fund Holdings L.L.C.

EXHIBIT A

Resolutions Adopted by Directors of Goldman Sachs BDC, Inc.

Approval of Co-Investment Application

RESOLVED, that the preparation and filing of an application (the “Application”) with the U.S. Securities and Exchange Commission pursuant to Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 17d-1 thereunder, for an order of exemption from the provisions of Section 57(a)(4) and Rule 17d-1 under the 1940 Act to permit Goldman Sachs BDC, Inc. (the “Company”) to engage in certain joint transactions that otherwise may be prohibited by Section 57(a)(4) and Rule 17d-1, is hereby approved, authorized and directed; and be it further

RESOLVED, that the appropriate officers of the Company, be, and each of them hereby is, authorized, empowered and directed to take all steps necessary to prepare, execute and file such documents, with such changes, modifications, and/or amendments thereto, as he or she may deem necessary, appropriate or convenient to carry out the intent and purpose of the foregoing resolution, including filing any further amendment(s) to the Application for the order and any amendment thereto.

Resolutions Adopted by Directors of Silver Capital Holdings LLC

Approval of Co-Investment Application

RESOLVED, that the preparation and filing of an application (the “Application”) with the U.S. Securities and Exchange Commission pursuant to Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 17d-1 thereunder, for an order of exemption from the provisions of Section 57(a)(4) and Rule 17d-1 under the 1940 Act to permit Silver Capital Holdings LLC (the “Company”) to engage in certain joint transactions that otherwise may be prohibited by Section 57(a)(4) and Rule 17d-1, is hereby approved, authorized and directed; and be it further

RESOLVED, that the appropriate officers of the Company, be, and each of them hereby is, authorized, empowered and directed to take all steps necessary to prepare, execute and file such documents, with such changes, modifications, and/or amendments thereto, as he or she may deem necessary, appropriate or convenient to carry out the intent and purpose of the foregoing resolution, including filing any further amendment(s) to the Application for the order and any amendment thereto.

Resolutions Adopted by Directors of Goldman Sachs Private Middle Market Credit II

Approval of Co-Investment Application

RESOLVED, that the preparation and filing of an application (the “Application”) with the U.S. Securities and Exchange Commission pursuant to Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 17d-1 thereunder, for an order of exemption from the provisions of Section 57(a)(4) and Rule 17d-1 under the 1940 Act to permit Goldman Sachs Private Middle Market Credit II LLC (the “Company”) to engage in certain joint transactions that otherwise may be prohibited by Section 57(a)(4) and Rule 17d-1, is hereby approved, authorized and directed; and be it further

RESOLVED, that the appropriate officers of the Company, be, and each of them hereby is, authorized, empowered and directed to take all steps necessary to prepare, execute and file such documents, with such changes, modifications, and/or amendments thereto, as he or she may deem necessary, appropriate or convenient to carry out the intent and purpose of the foregoing resolution, including filing any further amendment(s) to the Application for the order and any amendment thereto.

Resolutions Adopted by Directors of Goldman Sachs Middle Market Lending Corp. II

Approval of Co-Investment Application

WHEREAS, the SEC previously granted an order (the “Order”) for exemptive relief to Goldman Sachs BDC, Inc., et al. on January 4, 2017, which was amended on June 25, 2024, pursuant to Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended (the “1940 Act”) and Rule 17d–1 promulgated thereunder, to authorize the entering into of certain joint transactions and co-investments by the Company with certain entities which may be deemed to be “affiliates” of the Company pursuant to the provisions of the 1940 Act, which such joint transactions and co-investments would otherwise be prohibited by Section 57(a)(4) of the 1940 Act (“Co-Investment Exemptive Relief”); and

WHEREAS, the Board believes it is in the best interests of the Company to file with the SEC a new application (the “New Application”) for an order for Co-Investment Exemptive Relief, which, if granted, would supersede the Order.

NOW, THEREFORE, BE IT RESOLVED, that the Authorized Officers of the Company be, and they hereby are, authorized, empowered and directed, in the name and on behalf of the Company, to prepare or cause to be prepared, executed, delivered and filed with the SEC the New Application, and to do or cause to be done such other acts or things and execute such other documents, including amendments to the New Application, as they deem necessary or desirable, with the advice of counsel, to cause the New Application to conform to comments received from the Staff of the SEC and otherwise deemed necessary or advisable, including changes that may be required to comply with the 1940 Act and the rules and regulations promulgated thereunder, in such form and accompanied by such exhibits and other documents, as the Authorized Officers preparing the same shall approve, such approval to be conclusively evidenced by the filing of the New Application; and it is further

RESOLVED, that the Authorized Officers be, and each of them hereby is, authorized, empowered and directed, in the name and on behalf of the Company, to perform or cause to be performed all of the agreements and obligations of the Company in connection with the foregoing resolutions and to consummate the transactions contemplated thereby, to take or cause to be taken any and all further actions, to execute and deliver, or cause to be executed and delivered, all other documents, instruments, agreements, undertakings, and certificates of any kind and nature whatsoever, to incur and pay or cause to be incurred and paid all fees and expenses and to engage such persons as the Authorized Officers may determine to be necessary, advisable or appropriate to effectuate or carry out the purposes and intent of the foregoing resolutions, and the execution by the Authorized Officers of any such documents, instruments, agreements, undertakings and certificates, the payment of any fees and expenses or the engagement of such persons or the taking by them of any action in connection with the foregoing matters shall conclusively establish the Authorized Officers’ authority therefore and the authorization, acceptance, adoption, ratification, approval and confirmation by the Company thereof.

Resolutions Adopted by Directors of Phillip Street Middle Market Lending Fund LLC

Approval of Co-Investment Application

RESOLVED, that the preparation and filing of an application (the “Application”) with the U.S. Securities and Exchange Commission pursuant to Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 17d-1 thereunder, for an order of exemption from the provisions of Section 57(a)(4) and Rule 17d-1 under the 1940 Act to permit Phillip Street Middle Market Lending Fund LLC (the “Company”) to engage in certain joint transactions that otherwise may be prohibited by Section 57(a)(4) and Rule 17d-1, is hereby approved, authorized and directed; and be it further

RESOLVED, that the appropriate officers of the Company, be, and each of them hereby is, authorized, empowered and directed to take all steps necessary to prepare, execute and file such documents, with such changes, modifications, and/or amendments thereto, as he or she may deem necessary, appropriate or convenient to carry out the intent and purpose of the foregoing resolution, including filing any further amendment(s) to the Application for the order and any amendment thereto.

Resolutions Adopted by Directors of Goldman Sachs Private Credit Corp.

Approval of Co-Investment Application

RESOLVED, that the preparation and filing of an application (the “Application”) with the U.S. Securities and Exchange Commission pursuant to Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 17d-1 thereunder, for an order of exemption from the provisions of Section 57(a)(4) and Rule 17d-1 under the 1940 Act to permit Goldman Sachs Private Credit Corp. (the “Company”) to engage in certain joint transactions that otherwise may be prohibited by Section 57(a)(4) and Rule 17d-1, is hereby approved, authorized and directed; and be it further

RESOLVED, that the appropriate officers of the Company, be, and each of them hereby is, authorized, empowered and directed to take all steps necessary to prepare, execute and file such documents, with such changes, modifications, and/or amendments thereto, as he or she may deem necessary, appropriate or convenient to carry out the intent and purpose of the foregoing resolution, including filing any further amendment(s) to the Application for the order and any amendment thereto.

Resolutions Adopted by the Directors of West Bay BDC LLC

Approval of Co-Investment Application

RESOLVED, that the preparation and filing of an application (the “Application”) with the U.S. Securities and Exchange Commission pursuant to Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 17d-1 thereunder, for an order of exemption from the provisions of Section 57(a)(4) and Rule 17d-1 under the 1940 Act to permit West Bay BDC LLC (the “Company”) to engage in certain joint transactions that otherwise may be prohibited by Section 57(a)(4) and Rule 17d-1, is hereby approved, authorized and directed; and be it further

RESOLVED, that the appropriate officers of the Company, be, and each of them hereby is, authorized, empowered and directed to take all steps necessary to prepare, execute and file such documents, with such changes, modifications, and/or amendments thereto, as he or she may deem necessary, appropriate or convenient to carry out the intent and purpose of the foregoing resolution, including filing any further amendment(s) to the Application for the order and any amendment thereto.